UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12

AKAMAI TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

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April 3, 2014

To our Stockholders:

I am pleased to invite you to attend the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Akamai Technologies, Inc. (“Akamai” or the “Corporation”) to be held on Wednesday, May 14, 2014, at 9:30 a.m. at the Corporation’s offices at 8 Cambridge Center, Cambridge, Massachusetts, 02142.

Details regarding admission to the meeting and the business to be conducted at the meeting are more fully described in the accompanying Notice of 2014 Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. Voting by proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding your voting options.

Thank you for your ongoing support of and continued interest in Akamai.

Sincerely,

/s/ F. THOMSON LEIGHTON

F. THOMSON LEIGHTON
Chief Executive Officer

AKAMAI TECHNOLOGIES, INC.

8 CAMBRIDGE CENTER

CAMBRIDGE, MASSACHUSETTS 02142

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 14, 2014

The 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Akamai Technologies, Inc. (“Akamai” or the “Corporation”) will be held on Wednesday, May 14, 2014, at 9:30 a.m., local time, at the Corporation’s offices at 8 Cambridge Center, Cambridge, Massachusetts, 02142.

At the Annual Meeting, we expect stockholders will consider and vote upon the following matters:

(1)	To elect the four nominees named in the attached proxy statement as members of our Board of Directors to serve as Class III directors for a term of three years;

(2)	To approve, on an advisory basis, our executive officer compensation;

(3)	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2014;

(4)	To vote upon a non-binding stockholder proposal on the repeal of our classified board of directors if properly presented at the meeting; and

(5)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 26, 2014, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. The stock transfer books of Akamai will remain open for the purchase and sale of Akamai’s common stock.

All stockholders are cordially invited to attend the Annual Meeting.

By order of the Board of Directors,

/s/ MELANIE HARATUNIAN

MELANIE HARATUNIAN
Executive Vice President, General Counsel and Secretary

Cambridge, Massachusetts

April 3, 2014

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE. MOST SHAREHOLDERS HAVE A CHOICE OF VOTING OVER THE INTERNET, BY TELEPHONE OR BY USING A TRADITIONAL PROXY CARD. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON AT THE ANNUAL MEETING IF YOU DESIRE TO DO SO, AND YOUR PROXY IS REVOCABLE AT YOUR OPTION BEFORE IT IS EXERCISED.

AKAMAI TECHNOLOGIES, INC.

8 CAMBRIDGE CENTER

CAMBRIDGE, MASSACHUSETTS 02142

PROXY STATEMENT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF AKAMAI TECHNOLOGIES, INC. (“AKAMAI” OR THE “COMPANY”) FOR USE AT THE 2014 ANNUAL MEETING OF STOCKHOLDERS (THE “ANNUAL MEETING”) TO BE HELD AT THE OFFICES OF AKAMAI TECHNOLOGIES, INC., 8 CAMBRIDGE CENTER, CAMBRIDGE, MASSACHUSETTS, 02142 AT 9:30 AM LOCAL TIME ON MAY 14, 2014, AND AT ANY ADJOURNMENT OR POSTPONEMENT OF THAT MEETING. You may obtain directions to the location of the Annual Meeting by contacting Investor Relations, Akamai Technologies, Inc., 8 Cambridge Center, Cambridge, Massachusetts 02142; telephone: 617-444-3000.

Our Annual Report to Stockholders for the year ended December 31, 2013 is being mailed to our stockholders with the mailing of the Notice of 2014 Annual Meeting of Stockholders and this Proxy Statement on or about April 3, 2014.

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual

Meeting of Stockholders to be Held on May 14, 2014:

This Proxy Statement and the 2013 Annual Report to Stockholders are available for viewing, printing and downloading at www.akamai.com/proxy.

You may obtain a copy of our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission, which we sometimes refer to herein as the Commission, except for exhibits thereto, without charge upon written request to Akamai Technologies, Inc., 8 Cambridge Center, Cambridge, Massachusetts 02142, Attn: Investor Relations. Exhibits will be provided upon written request and payment of an appropriate processing fee.

Certain documents referenced in this Proxy Statement are available on our website at www.akamai.com. We are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into, this Proxy Statement.

PART ONE

INFORMATION ABOUT ATTENDANCE AT THE ANNUAL MEETING AND HOW TO VOTE YOUR SHARES

Q:	Who can attend the Annual Meeting?

A:	Each holder of Akamai common stock, par value $.01 per share, on March 26, 2014 is invited to attend the Annual Meeting. For security purposes, you may be asked to present a valid picture identification acceptable to our security personnel, such as a driver’s license or passport. If your shares are held in “street name” through a broker, bank or other nominees, your name does not appear on our list of stockholders and these proxy materials are being forwarded to you by your broker, bank or other nominee. If you are a street name holder, and you wish to attend the annual meeting, in addition to a valid form of picture identification, you should bring a brokerage account statement or other valid documentation showing that you were a beneficial owner of our shares on the record date.

Q:	Can I access the Proxy Statement and Annual Report on the Internet?

A:	Yes. Our Proxy Statement and Annual Report to Stockholders are available on our website at www.akamai.com/proxy.

Q.	In the future, can I access copies of the Proxy Statement and Annual Report on the Internet instead of receiving paper copies?

A:	Yes. A stockholder of record may sign up for this option by going to www.investorvote.com. If you are not a stockholder of record, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials on the Internet. Stockholders who elect electronic access will receive an e-mail message next April containing the Internet address for access to next year’s proxy materials. Your choice will remain in effect until you advise us by written correspondence that you wish to resume mail delivery of these documents.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most Akamai stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record—If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to Akamai or to a third party, or to vote in person at the Annual Meeting.

Beneficial Owner—If your shares are held in a brokerage account or by a bank, broker or other nominee, you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or other nominee to vote in accordance with your instructions and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	When is the record date and who is entitled to vote?

A:	The record date for the Annual Meeting is March 26, 2014. Holders of Akamai common stock on that date are entitled to one vote per share. As of the record date, there were issued, outstanding and entitled to vote an aggregate of 179,230,421 shares of our common stock.

Q:	What will constitute a quorum for the meeting?

A:	Under our bylaws, the holders of a majority of the shares of our common stock issued, outstanding and entitled to vote on any matter shall constitute a quorum for the Annual Meeting. Shares of our common stock present in person or represented by executed proxies received by us (including “broker non-votes” and shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

Q:	How will my shares that are held through a broker, bank or other nominee be voted?

A:	Under applicable stock exchange rules, brokers, banks and other nominees that hold shares in “street name” for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers, banks and other nominees will have this discretionary authority with respect to routine matters such as the ratification of the selection of our independent auditors; however, they will not have this discretionary authority with respect to any of the other matters scheduled to be voted upon. As a result, with respect to all matters other than ratification of the selection of our auditors, if the beneficial owners have not provided instructions with respect to that matter, those beneficial owners’ shares will be considered “broker non-votes.” The effect of broker non-votes is discussed in the answer to the following question.

Q:	How many votes are required for approval of different matters?

Item	Vote Required	Abstentions	Broker Non-Votes	Unmarked Proxy Cards
Election of Directors (Item 1)	Majority of votes cast	No effect	No effect	Voted “FOR”
Advisory Vote on Executive Compensation (Item 2)	Majority of votes cast	No effect	No effect	Voted “FOR”
Ratification of Selection of PricewaterhouseCoopers LLP (Item 3)	Majority of votes cast	No effect	No effect	Voted “FOR”
Non-Binding Stockholder Proposal on the Repeal of our Classified Board of Directors (Item 4)	Majority of votes cast	No effect	No effect	Voted “ABSTAIN”

Q:	What happens if an incumbent director nominee fails to receive more “For” votes than “Against” votes in an uncontested election?

A:

Our Corporate Governance Guidelines set forth a process that takes effect if an incumbent director nominee receives more “Against” votes than “For” votes in an uncontested election. Upon such an occurrence, the affected director is expected, promptly following certification of the shareholder vote, to submit to the Board of Directors his or her offer to resign from the Board of Directors. The Nominating and Corporate Governance Committee of the Board of Directors, or the N&G Committee, shall promptly consider the resignation offer submitted by such incumbent director and recommend to the Board of Directors the action to be taken with respect to such resignation offer. Such action may range from accepting the resignation, to maintaining such incumbent director but addressing what the N&G Committee believes to be the underlying cause of the withheld votes, to resolving that such incumbent director will not be re-nominated for election in the future, to rejecting the resignation, to such other action that the N&G Committee determines to be in the best interests of Akamai and our shareholders. In making its recommendation, the N&G Committee shall consider all factors it deems relevant. The Board of Directors shall then act on the N&G Committee’s recommendation, considering the factors considered by the

N&G Committee and such additional information and factors the Board of Directors believes to be relevant. After the Board of Directors’ determination, we shall promptly publicly disclose in a document filed or furnished with the Commission the Board of Directors’ decision regarding the action to be taken with respect to such incumbent director’s resignation. If the Board of Directors’ decision is to not accept the resignation, such disclosure shall include the reasons for not accepting the resignation. If the director’s resignation is accepted, then the Board of Directors may fill the resulting vacancy in accordance with our bylaws. Our Corporate Governance Guidelines are posted on our website at www.akamai.com/html/investor/corporate_governance.html.

Q:	How will my proxy be voted? Can I revoke my proxy?

A:	All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted with respect to the matters described in this Proxy Statement as follows: (i) in favor of the election of Monte Ford, Frederic Salerno, Steven Scopellite and Bernardus Verwaayen; (ii) in favor of our 2013 executive compensation arrangements; (iii) in favor of ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2014; and (iv) as abstaining from voting on the non-binding stockholder proposal on the repeal of our classified Board of Directors. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of a signed proxy with a later date or a later-dated written revocation to our Secretary or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote in person.

Q:	Who pays for the solicitation of proxies?

A:	All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our Board of Directors, officers and employees, without additional remuneration, may solicit proxies by telephone, telegraph, electronic mail and personal interviews. Brokers, banks and other nominees will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials. We have retained Georgeson Inc. to assist us with the distribution of proxy materials and vote solicitation. See Part Six, Other Matters for more information about proxy solicitation.

Q:	Are there matters to be voted on at the Annual Meeting that are not included in the proxy?

A:	Our Board of Directors does not know of any other matters that may come before the Annual Meeting; however, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters. Under our by-laws, the deadline for stockholders to notify us of any proposals or director nominations to be presented for action at the 2014 Annual Meeting has passed.

Q:	What is “householding”?

A:	Some banks, brokers and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write to us at the following address or call us at the following phone number:

Akamai Technologies, Inc.

8 Cambridge Center

Cambridge, Massachusetts 02142

Attention: Investor Relations

Phone: 617-444-3000

If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder.

PART TWO

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table includes information as to the number of shares of our common stock beneficially owned as of March 3, 2014, by the following:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our directors;

•

our Named Executive Officers, who consist of (i) our principal executive officer during 2013; (ii) our principal financial officer during 2013; and (iii) our three other most highly compensated employees who were serving as executive officers on December 31, 2013; and

•	all of our executive officers and directors as of March 3, 2014 as a group.

Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and/or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to shares of common stock identified below, except to the extent authority is shared by spouses under applicable law. Beneficial ownership includes any shares that the person has the right to acquire within 60 days after March 3, 2014, through the exercise of any stock option or other equity right. Unless otherwise indicated, he address of each person identified in the table below is c/o Akamai Technologies, Inc., 8 Cambridge Center, Cambridge, Massachusetts 02142. On March 3, 2014, there were 178,660,351 shares of our common stock outstanding.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding (%)
5% Stockholders

T. Rowe Price Associates, Inc. (1)	27,108,892	15.2
The Vanguard Group, Inc. (2)	11,616,976	6.5
BlackRock, Inc. (3)	9,069,756	5.1
Wellington Management Company, LLC (4)	11,476,600	6.4

Directors

George H. Conrades (5)	1,016,847	*
Martin M. Coyne II	24,261	*
Pamela J. Craig (6)	25,907	*
Monte Ford	—	*
Jill A. Greenthal (7)	46,547	*
F. Thomson Leighton (8)	3,879,297	2.2
Geoffrey A. Moore (9)	25,000	*
Paul Sagan (10)	1,191,739	*
Frederic V. Salerno	30,454	*
Steven Scopellite	—	*
Naomi O. Seligman	3,729	*
Bernardus Verwaayen	—	*

Other Named Executive Officers

James Benson (11)	38,953	*
Melanie Haratunian (12)	224,701	*
Robert W. Hughes (13)	120,185	*
Rick McConnell (14)	70,376	*
All executive officers and directors as of March 3, 2014 as a group (17 persons) (15)	7,755,875	4.3

*	Percentage is less than 1% of the total number of outstanding shares of our common stock.
(1)	The information reported is based on a Schedule 13G/A dated February 7, 2014, filed with the Commission by T. Rowe Price Associates, Inc., or Price Associates, which reports its address as 100 E. Pratt Street, Baltimore, Maryland 21202. Price Associates has also informed us that the securities are owned by various individual and institutional investors and mutual funds for which it serves as investment advisor with power to direct investments and/or sole power to vote the securities. Price Associates has further informed us that, for purposes of the Securities Exchange Act of 1934, as amended, or the Exchange Act, it is deemed to be a beneficial owner of such securities; however, it expressly disclaims that it is, in fact, the beneficial owner of such securities.
(2)	The information reported is based on a Schedule 13G/A dated February 10, 2014, filed with the Commission by The Vanguard Group, Inc., which reports its address as 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(3)	The information reported is based on a Schedule 13G/A dated January 28, 2014, filed with the Commission by BlackRock, Inc., which reports its address as 40 East 52nd Street, New York, New York 10022.
(4)	The information reported in based on a Schedule 13G dated February 14, 2014, filed with the Commission by Wellington Management Company, LLP, which reports its address as 280 Congress Street, Boston, Massachusetts 02210.
(5)	Includes 22,340 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 3, 2014 and 1,500 shares held by Mr. Conrades’ wife.
(6)	Includes 18,103 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 3, 2014.
(7)	Includes 25,000 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 3, 2014.
(8)	Includes 36,760 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 3, 2014.
(9)	Consists of shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after March 3, 2014.
(10)	Includes 601,922 shares of our common stock issuable upon exercise of stock options exercisable or restricted stock units, or RSUs, vesting within 60 days after March 3, 2014 and 6 shares held by Mr. Sagan in a trustee capacity.
(11)	Includes 14,823 shares of our common stock issuable upon the exercise of stock options exercisable or RSUs vesting within 60 days after March 3, 2014.
(12)	Includes 135,996 shares of our common stock issuable upon the exercise of stock options exercisable or RSUs vesting within 60 days after March 3, 2014.
(13)	Includes 36,840 shares of our common stock issuable upon the exercise of stock options exercisable or RSUs vesting within 60 days after March 3, 2014.
(14)	Includes 57,478 shares of our common stock issuable upon the exercise of stock options exercisable or RSUs vesting, within 60 days after March 3, 2014.
(15)	Includes 1,006,291 shares of our common stock issuable upon the exercise of stock options exercisable or RSUs vesting within 60 days after March 3, 2014.

Stock Ownership Guidelines

We have minimum stock ownership requirements for our senior management team and Board of Directors. Pursuant to the guidelines, each member of Akamai’s senior management team is required to own a number of shares of our common stock having at least the value calculated by applying the following multiples: for the Chief Executive Officer, six times his base salary; for Named Executive Officers, two times his or her base salary; and for other executives, one times his or her base salary. In addition, each non-employee director is required to own a number of shares of our common stock having a value equal to five times his or her then-current base cash retainer. If a director’s base cash retainer or an executive’s salary is increased, the minimum ownership requirement shall be re-calculated at the end of the year in which the increase occurred, taking into account our stock price at that time. If a non-employee director or executive fails to meet the ownership guidelines as of a test date that occurs after the period of time for attainment of the ownership level, he or she will not be permitted to sell any shares of our common stock until such time as he or she has exceeded the required ownership level. A more detailed description of these guidelines, including the timeline for compliance, is set forth in our Corporate Governance Guidelines, which are posted on our website at www.akamai.com/html/investor/corporate_governance.html.

PART THREE

CORPORATE GOVERNANCE MATTERS

Corporate Governance

We have adopted a written Code of Business Conduct and Ethics that applies to, among others, our principal executive officer, principal financial and accounting officer, or persons serving similar functions. The text of our Code of Business Conduct and Ethics is available on our website at www.akamai.com. We did not waive any provisions of the Code of Business Conduct and Ethics for our directors or executive officers during the year ended December 31, 2013. If we amend, or grant a waiver under, our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial and accounting officer, or persons performing similar functions, we intend to post information about such amendment or waiver on our website at www.akamai.com. We have adopted Corporate Governance Guidelines, a copy of which is also available on our website at www.akamai.com/html/investor/corporate_governance.

Our Executive Officers

F. Thomson Leighton, age 57, was elected Akamai’s Chief Executive Officer in January 2013, having previously served as our Chief Scientist since he co-founded the company in 1998. As discussed below, Dr. Leighton also serves on our Board of Directors.

James Benson, age 47, was elected Akamai’s Chief Financial Officer in February 2012, having previously served as Senior Vice President—Finance between September 2009 and February 2012. Prior to joining the Company, he had been Vice President, Finance/Operations & CFO—Americas Technology Solutions Group at Hewlett-Packard Company, a technology company, since 2004.

Robert Blumofe, age 49, was elected Akamai’s Executive Vice President—Platform in January 2013. He was Senior Vice President—Networks & Operations between 2008 and 2012, having previously served in a variety of positions at Akamai since joining us in 1999.

Melanie Haratunian, age 54, joined Akamai in September 2003 as our Vice President, General Counsel and Corporate Secretary. She was named a Senior Vice President in 2008 and then Executive Vice President in January 2013. Prior to joining Akamai, Ms. Haratunian was Vice President and Deputy General Counsel of Allegiance Telecom Company Worldwide, the operating company of Allegiance Telecom, Inc., a competitive local, long distance and data telecommunications carrier.

Robert Hughes, age 46, joined Akamai in 1999 and was elected President—Worldwide Operations in January 2013. From January 2006 through December 2012, Mr. Hughes served as our Executive Vice President, Global Sales, Services and Marketing, having previously held a variety of sales leadership position at Akamai.

Rick McConnell, age 48, was elected Akamai’s President—Products and Development effective January 2013, having previously served as our Executive Vice President—Products and Development from November 2011 through December 2012. Prior to joining the Company, Mr. McConnell was in a number of positions at Cisco Systems, the technology equipment maker, including Vice President and General Manager of the Unified Communications Business Unit from 2004 until 2008, Vice President of Collaboration Strategy and Market Development from 2008 until 2010, and Vice President, Global Collaboration Software Sales from 2010 through October 2011. Prior to joining Cisco, Mr. McConnell was Chief Executive Officer of Latitude Communications, which was acquired by Cisco in January 2004.

Our Board of Directors

Our Board of Directors currently consists of 12 persons, divided into three classes, serving staggered terms of three years, as follows: four Class I directors (with terms expiring at the 2015 Annual Meeting of Stockholders), four Class II directors (with terms expiring at the 2016 Annual Meeting of Stockholders) and four

Class III directors (with terms expiring at the 2014 Annual Meeting of Stockholders). Set forth below is information about the professional experiences of members of our Board of Directors, including the nominees for election at the 2014 Annual Meeting of Stockholders. In addition, for each individual, we discuss the specific experience, qualifications and attributes that we believe qualify him or her to serve on our Board of Directors.

Nominees for Director With Terms That Will Expire in 2017 (Class III Directors)

Monte Ford, age 54, was elected to our Board of Directors in June 2013. Mr. Ford is currently the principal at Quest Objects Group, a consulting firm. From February 2012 until September 2013, he was the Chief Executive Officer of Aptean Software, a provider of enterprise application software. From December 2000 through December 2011, he was Senior Vice President and Chief Information Officer of American Airlines, an airline. Mr. Ford was previously a director of Oncor Electric.

Mr. Ford brings to the Board decades of experience as an information technology executive. He has been the CEO of a software company and, while at American Airlines, he was responsible for all aspects of that company’s information systems and business analytics functions. We believe, therefore, that he is well situated to help his fellow Board members and management understand what Akamai’s current and potential customers expect and want from our solutions and to provide actionable insight into our innovation initiatives. In addition, he provides valuable advice and counsel regarding potential improvements to our internal IT systems.

Frederic V. Salerno, age 70, has served as a director of Akamai since April 2002. He was named our Lead Independent Director in May 2013. From 1997 until his retirement in September 2002, Mr. Salerno served in a variety of senior management positions at Verizon Communications, Inc., a provider of communications services, and its predecessors. At the time of his retirement, Mr. Salerno was Vice Chairman and Chief Financial Officer. Mr. Salerno also serves on the board of directors of CBS Broadcasting, Inc., a media company, Intercontinental Exchange, an electronic exchange for trading wholesale energy and metals commodities, and Viacom, Inc., a media company. Mr. Salerno also served as a director of Consolidated Edison, Inc., National Fuel Gas Company and Popular Inc.

Leveraging his experience as Chief Financial Officer for Verizon and service on other boards of directors, Mr. Salerno brings to our Board a deep understanding of financial markets, financial statements and investments. As a member of the Audit Committee, he has provided essential guidance about financial and other strategic matters and developed a strong understanding of our audited financial statements and disclosure controls and procedures. The Board heavily relies on his judgment and operating experience. In his role as Lead Director, Mr. Salerno is a particularly valued advisor to management and other directors when we are contemplating strategic initiatives to enable future growth.

Steven Scopellite, age 48, joined the Board in January 2014. From 2007 until his retirement in December 2013, he was the Chief Information Officer of Goldman Sachs, an international financial firm. He serves on the boards of serveral non-profit entities including Rumson Country Day School, CFY.org and Riverview Medical Center. He is also on the Executive Review Committee of Soltage, LLC, a private equity firm.

Mr. Scopellite served as Chief Information Officer of Goldman Sachs for seven years prior to joining our Board. As the former head of a complex, global technology organization, he brings extensive experience in sophisticated technology and operating systems to our Board’s deliberations. Mr. Scopellite, with his insight into the application and infrastructure challenges we seek to address for our customers, can provide counsel to management in its innovation efforts and help the Board understand the technology issues we seek to address. His experience in the financial services industry will help us better understand the challenges and opportunities there.

Bernardus Verwaayen, age 61, joined the Board in November 2013. From 2008 until February 2013, Mr. Verwaayen was the Chief Executive Officer of Alcatel-Lucent, a provider of communications equipment and solutions. He also serves on the boards of directors of Akzo Nobel, a manufacturer of powder coatings, and Bharti Airtel, a global telecommunications company.

As the former CEO of British Telecom and Alcatel-Lucent, Mr. Verwaayen is a seasoned chief executive who brings unique experience to our Board of Directors. Over the past decade, Akamai has changed from being a small technology company to a much larger enterprise with nearly 4,000 employees many of whom are located outside of the United States. We believe that Mr. Verwaayen’s operational experience can help us navigate the transition to being a more mature company. Based in Europe, Mr. Verwaayen also brings an international perspective to our Board deliberations, helping us better understand non-U.S. markets and how to operate with a global employee base.

Directors Whose Terms Expire in 2015 (Class I Directors)

George H. Conrades, age 75, is our Chairman of the Board and has been a director since December 1998. From April 1999 until April 2005, he was our Chief Executive Officer. Mr. Conrades has also been a venture partner of Polaris Venture Partners, Inc., an early stage investment company, since August 1998. Mr. Conrades previously served as Executive Vice President of GTE and President of GTE Internetworking, an integrated telecommunications services firm, and Chief Executive Officer of BBN Corporation, a national Internet services provider and Internet technology research and development company. Prior to joining BBN Corporation, Mr. Conrades was a Senior Vice President at International Business Machines Corporation, or IBM, a developer of computer systems, software, storage systems and microelectronics, and a member of IBM’s Corporate Management Board. Mr. Conrades is currently a director of Harley-Davidson, Inc., a motorcycle manufacturer, Oracle Corporation, an enterprise software company, and Ironwood Pharmaceuticals, Inc., a pharmaceuticals company. Mr. Conrades also previously served as a director of Cardinal Health, Inc.

With decades of technology leadership and sales experience, including serving for more than five years as our Chief Executive Officer, Mr. Conrades brings vital strategic, operating and leadership expertise to our Board of Directors. In particular, we believe that his unparalleled ability to understand customers and evangelize Akamai’s value proposition enables him to provide important insight into our business and market developments. Our Board of Directors relies heavily on these contributions. Mr. Conrades’ service on other boards of directors has also enabled him to provide keen insight into broader markets and corporate governance trends affecting public companies.

Martin M. Coyne II, age 65, has served as a director of Akamai since November 2001. Between 1995 and his retirement in July 2003, Mr. Coyne served in a variety of senior management positions at the Eastman Kodak Company, which develops, manufactures and markets imaging products and services. Mr. Coyne most recently served as Group Executive, Photography Group, and Executive Vice President of Eastman Kodak. Mr. Coyne also serves on the board of directors of RockTech, a private company. He is President and CEO of the New Jersey Chapter of the National Association of Corporate Directors and a NACD Board Leadership Fellow. In the past, he has served as a director of OpenPages Inc., BioClinca and Avecia Group Ltd. and as Chairman of the Board of Welch Allyn.

Mr. Coyne’s long experience at Eastman Kodak and as a member of boards of directors of numerous other companies has enabled him to provide meaningful advice on operational issues and strategy to our management and other members of our Board of Directors as they address considerations for overseeing and guiding a complex and evolving organization. Mr. Coyne provides leadership in the oversight of risk management and corporate governance, succession planning and executive development issues, which enhances the ability of the Board to fulfill its fiduciary role. Over the course of his years of service on our Board of Directors, he has demonstrated invaluable skill in helping to ensure strong corporate governance and effective communication among directors and between the Board and senior management. As the new Chair of our Compensation Committee, he has played a key role in balancing the variety of considerations necessary to establishing an effective and appropriate executive compensation program.

Jill A. Greenthal, age 57, has served as a director of Akamai since October 2007. Ms. Greenthal has been a Senior Advisor in the Private Equity Group of The Blackstone Group, a global asset manager and provider of financial services, since September 2007. From 2003 until September 2007, she was a Senior Managing Director in Blackstone’s Advisory Group. Prior to joining Blackstone in 2003, Ms. Greenthal was Co-Head of the Global Media Investment Banking Group, a Member of the Executive Board of Investment Banking, and Co-Head of the Boston office of Credit Suisse First Boston, an investment bank. Ms. Greenthal currently serves on the board of directors of Houghton Mifflin Harcourt, an educational publishing company, Michaels Stores, a privately-owned operator of craft stores, and The Weather Channel, a privately-held media company. She previously served as a director of Freedom Communications, Orbitz Worldwide and Universal Orlando.

Akamai’s management and Board of Directors rely heavily on Ms. Greenthal’s rich experience as a leading investment banker and advisor, a role that has given her a deep understanding of capital markets and financial matters. For nearly a decade, she advised Akamai on financial matters, including debt and equity financing transactions and acquisitions. As a result, Ms. Greenthal can apply her expertise within the context of her unique understanding of Akamai’s management, our business model and our financial structure in a way that significantly enhances the Board’s ability to perform its oversight role. In addition, Ms. Greenthal has more than 30 years of experience working with Internet and media companies as they have built their businesses; we believe this experience enables her to provide valuable counsel to both our management and fellow directors.

Geoffrey A. Moore, age 67, has served as a director of Akamai since October 2006. Dr. Moore has been a Managing Director of Geoffrey Moore Consulting, a management consulting firm, since June 2011. From May 2003 until June 2011, he was Managing Director of TCG Advisors LLC, a management consulting firm. He currently serves as Chairman Emeritus of TCG Advisors as well as Chasm Institute and The Chasm Group, management consulting firms that he co-founded. Dr. Moore is also a venture partner at Mohr Davidow Ventures, a venture capital firm, and serves as an advisor to many of its portfolio companies.

Dr. Moore has decades of experience as a valued and visionary consultant to high technology companies, developing an expertise on strategic innovation, organizational evolution and how different individuals and companies approach it. We believe that his understanding of ways to improve organizational behavior enhances our Board’s ability to advise management on the pursuit of goals to increase stockholder value. He recently completed several terms as Chair of our N&G Committee; in that role he applied his judgment and ability to ensure that Akamai remains a leader in strong corporate governance.

Directors Whose Terms Expire in 2016 (Class II Directors)

Pamela J. Craig, age 57, joined our Board of Directors in 2011. From October 2006 until her retirement in July 2013, she was the Chief Financial Officer of Accenture, a global management consulting, technology services and outsourcing organization, having previously served in numerous positions at the firm. Ms. Craig also serves on the board of directors of VMware, Inc., a provider of virtualization and cloud infrastructure solutions, and Walmart Stores, the global retailer. She also serves as an advisory board member of SpencerStuart, a global executive search and recruitment firm. Ms. Craig previously was a director of Avanade. Ms. Craig is a member of the Executive Committee and Board Chairman of Comprehensive Development Inc. and serves on the Debarton School’s Education Committee and the Board of Junior Achievement of New Jersey.

We believe that the knowledge, leadership experience and expertise Ms. Craig has developed in her significant leadership role at Accenture provides us with unique insight into how to manage a large, global organization that has grown rapidly. Her understanding of the challenges our current and potential customers face in interacting with customers, suppliers and partners across the world in a rapidly changing technological environment helps us better understand the markets we address. Furthermore, in light of her experience as a chief financial officer, her understanding of complex global business issues and financial and accounting matters have enabled her to become an important contributor to our Board, particularly as the Chair of our Audit Committee.

F. Thomson Leighton, age 57, became our Chief Executive Officer on January 1, 2013 and has served as a director since August 1998. Previously, he had served as our Chief Scientist. Dr. Leighton has been a professor of Mathematics at the Massachusetts Institute of Technology since 1982 but took leave from his position upon becoming our Chief Executive Officer. Dr. Leighton is a former two-term chair of the 2,000-member Association of Computing Machinery Special Interest Group on Algorithms and Complexity Theory, and a former two-term Editor-in-Chief of the Journal of the Association for Computing Machinery, a journal for computer science research.

Dr. Leighton co-founded Akamai. We believe that his understanding of our technology and how the Internet works is unequaled. By bringing this expertise and perspective to our Board of Directors, Dr. Leighton is a conduit for crucial industry information and has frequently helped educate fellow directors about evolving technical and market trends in the industry and ways to position Akamai to address those needs. In addition, as CEO, he provides the Board of Directors with vital information about the strategic and operational challenges and opportunities facing the company.

Paul Sagan, age 55, is a partner and XIR at General Catalyst Partners, a venture capital firm. He first joined Akamai in 1999 and has served as an Akamai director since January 2005, becoming Vice Chairman of the Board in January 2013. Mr. Sagan was our Chief Executive Officer from April 2005 through December 2012. From July 1997 to August 1998, Mr. Sagan was Senior Advisor to the World Economic Forum, a Geneva, Switzerland-based organization that provides a collaborative framework for leaders to address global issues. Previously, Mr. Sagan held senior executive positions at global media and entertainment companies Time Warner Cable and Time Inc., affiliates of Time Warner, Inc., as well as at CBS, Inc. Mr. Sagan also serves on the boards of directors of EMC Corporation, a developer and provider of information infrastructure technology and solutions, and iRobot, Inc., a maker of robotic technology-based solutions. He previously was a director of Digitas, Inc. and Dow Jones & Co.

In Mr. Sagan’s various executive roles at Akamai, he oversaw every aspect of our operations for nearly fifteen years. We believe that he has an unparalleled understanding of our business, personnel and customers and the markets in which we operate. He provides guidance to our CEO and executive team. In addition, Mr. Sagan’s high level of integrity and strong sense of corporate responsibility are key attributes that contribute to the effective functioning of our Board. Mr. Sagan has served and continues to serve on the boards of other public companies, and he brings valuable experience from those directorships to his service on our Board. With his new role at General Catalyst, we expect that Mr. Sagan will provide helpful insight into innovation developments among emerging companies.

Naomi O. Seligman, age 75, has served as a director of Akamai since November 2001. Ms. Seligman has been a senior partner at Ostriker von Simson, a consulting firm focusing on information technology, since June 1999. The partners of Ostriker von Simson chair the CIO Strategy Exchange, which regularly brings together four vital quadrants of the information technology sector: invited chief information officers, or CIOs, from the largest multinational enterprises, premier venture capitalists, CEOs from prominent computer companies, and entrepreneurs leading innovative emerging technology firms. Previously, Ms. Seligman served as a co-founder and senior partner of the Research Board, Inc., a private sector institution sponsored by one hundred CIOs from major corporations. She also serves on the boards of directors of Oracle Corporation, an enterprise software company, and iGate, a provider of business process outsourcing. Ms. Seligman previously served as a director of Sun Microsystems and The Dun & Bradstreet Corporation.

Ms. Seligman’s career has led her to advise chief executives and technology leaders at a wide range of the largest enterprises in the United States and abroad. She has been able to impart the insight and understanding gleaned from this experience to our management and Board to enable them to better understand our customers’ needs, emerging trends in Akamai’s markets and efficient ways to pursue our goals. Furthermore, Ms. Seligman’s experience, intelligence and willingness to challenge assumptions stimulate productive Board discussions to ensure that there are fulsome and appropriate deliberations.

Board Leadership and Role in Risk Oversight

Chairman of the Board

George Conrades is our non-executive Chairman of the Board. In this role, he works with the Lead Director and Chief Executive Officer to prepare Board meeting agendas, chairs meetings of the Board and our annual stockholder meetings and informs other directors about the overall progress of Akamai. Mr. Conrades also provides advice and counsel to the Chief Executive Officer and other executive officers, particularly relating to strategy, key customer accounts, market opportunities and leadership development. Mr. Conrades consults in the annual performance evaluation of the Chief Executive Officer.

Lead Director

Fred Salerno became the independent Lead Director of our Board in May 2013. In this role, he presides over meetings of the independent members of our Board of Directors, provides leadership and advice to management on key strategic initiatives and seeks to ensure effective communication among the committees of the Board of Directors. Mr. Salerno also works with the Chairman of the Board to review and recommend committee memberships for the Board. He leads discussions on the performance of the Chief Executive Officer and succession planning for executive officers and other key management positions. Mr. Salerno also takes the lead role in providing feedback from our annual director peer evaluation process to his fellow Board members.

Vice Chairman of the Board

Paul Sagan is the Vice Chairman of our Board of Directors. In this role, he provides advice and counsel to the Chief Executive Officer, particularly with regard to matters of operational management and shareholder relations. In the absence of the Chairman of the Board, he will preside over meetings of the Board.

Roles of Chairman of the Board and CEO

Currently, the roles of Chairman of the Board of Directors and Chief Executive Officer are held by two different individuals. We believe this structure represents an appropriate allocation of roles and responsibilities at this time. With his background as our Chief Executive Officer from April 1999 to April 2005 combined with his leadership qualities, Mr. Conrades is well-positioned to lead the Board in its fundamental role of providing advice to and oversight of management. Dr. Leighton is then better able to focus on our day-to-day business and strategy, meet with investors and convey the management perspective to other directors. In addition, with Mr. Salerno’s position as Lead Director, an independent director is able to play a key role in ensuring Board effectiveness and adherence to good governance principles.

Risk Oversight

Our Board of Directors has an active role in supervising management’s oversight of Akamai’s risks. The Board and its committees perform this through both formal and informal mechanisms. They review business, regulatory, operational and other risks that are incorporated in operating and strategic presentations that members of management and our advisors make to the Board. In addition, the Board regularly reviews information regarding our liquidity and operations, as well as the risks associated with each. Financial reporting risks are typically addressed in the Audit Committee through internal audits, committee agenda items, ethics and whistleblower updates and other discussions. As an example, the Audit Committee has overseen and reviewed analyses prepared by our internal audit function designed to assess the likelihood that enumerated risks would occur, the harm such risks would create if they occurred and current sufficiency of controls to address such risks. The Compensation Committee, in consultation with our independent executive compensation consultants, reviews Akamai’s management of executive compensation and retention risks as part of its annual executive compensation review and individual compensation discussions. The full Board of Directors typically reviews on an annual basis executive succession planning and development. The N&G Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Board Committees

The standing committees of our Board of Directors consist of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee operates under a charter that has been approved by the Board of Directors. Copies of the charters are posted in the Investor Relations section of our website at www.akamai.com. The Board of Directors has determined that all of the members of each of the three standing committees of the Board of Directors are independent as defined under The NASDAQ Stock Market, Inc. Marketplace Rules, or the NASDAQ Rules, including, in the case of all members of the Audit Committee, the independence requirements of Rule 10A-3 under the Exchange Act and, in the case of the Compensation Committee, the independence requirements under Rule 10C-1 under the Exchange Act. Membership on each standing committee as of March 1, 2014 is reflected in the chart below.

Committee Membership

	Audit	Compensation	N&G
George H. Conrades
Martin M. Coyne II	X	X*
Pamela J. Craig	X*	X
Monte Ford		X	X
Jill A. Greenthal	X	X
F. Thomson Leighton
Geoffrey A. Moore		X	X
Paul Sagan
Frederic V. Salerno	X		X**
Steven Scopellite †
Naomi Seligman	X		X
Bernardus Verwaayen †

*	Committee Chair
**	Acting Committee Chair
†	Not yet assigned to a committee

The Audit Committee assists the Board of Directors in overseeing the financial and accounting reporting processes and audits of our financial statements, which includes reviewing the professional services provided by our independent auditors, the independence of such auditors from our management, our annual financial statements and our system of internal financial and IT controls. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Board of Directors has determined that Ms. Craig is our designated “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) under Regulation S-K promulgated by the Commission under the Exchange Act. The Audit Committee held 11 meetings in 2013 and took one action by unanimous written consent.

The Compensation Committee assists the Board of Directors in discharging its responsibilities relating to the compensation of our executive officers, including determining the compensation of our Chief Executive Officer and other executive officers, administering our bonus, incentive compensation and stock plans, approving stock option and RSU grants and approving the salaries and other benefits of our executive officers. In addition, the Compensation Committee consults with our management regarding our benefit plans and compensation policies and practices. The Compensation Committee is directly responsible for the appointment and oversight of any compensation consultants and other advisors it retains. The Compensation Committee held 10 meetings in 2013 and took one action by unanimous written consent.

The N&G Committee is responsible for, among other things, identifying individuals qualified to become members of our Board of Directors; recommending to the full Board of Directors the persons to be nominated for election as directors and to each of its committees; overseeing self-evaluation of the Board of Directors, including the performance of individual directors; and reviewing and making recommendations to the Board of Directors with respect to corporate governance practices. The N&G Committee held three meetings in 2013.

Meeting Attendance

The Board of Directors held 10 meetings during 2013. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and each committee on which he or she served during the fiscal year ended December 31, 2013. All directors are expected to attend regular Board of Directors meetings, Board of Directors committee meetings for committees on which he or she serves and our annual meeting of stockholders. All directors attended the 2013 Annual Meeting of Stockholders.

Determination of Independence

Under the NASDAQ Rules, a director of Akamai will only qualify as an “independent director” if, in the opinion of the Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has determined that each of the following individuals is an “independent director” as defined under NASDAQ Rule 5605(a)(2):

Martin Coyne	Pamela Craig	Monte Ford
Jill Greenthal	Geoffrey Moore	Frederic Salerno
Steven Scoppellite	Naomi Seligman	Bernardus Verwaayen

The Board had previously made a similar determination of independence with respect to C. Kim Goodwin, who served as a director until May 10, 2013.

Our independent directors meet separately as part of each Board of Directors meeting and at other times as appropriate. In the independent director sessions, Mr. Salerno and the other independent directors review management performance, assess the focus and content of meetings of the Board of Directors and establish the strategic issues that the Board of Directors believes should be the focus of management’s attention to drive short-term and longer-term business success. Mr. Salerno then provides feedback to the Chief Executive Officer and other members of management on their performance and important issues on which the independent members of the Board of Directors believe management should focus.

Director Compensation

The following table sets forth compensation paid in 2013 to our directors for their service as directors, other than Dr. Leighton, whose compensation is reflected in “Executive Compensation Matters” below:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (1) (c)	Option Awards ($) (2) (d)	Total ($) (h)
George H. Conrades (3)	70,000	219,977	—	289,977
Martin M. Coyne II (4)	70,000	219,977	—	289,977
Pamela L. Craig (5)	50,000	219,977	—	269,977
Monte Ford (6)	—	—	399,986	399,986
Jill A. Greenthal (7)	50,000	199,997	—	249,997
Geoffrey A. Moore (8)	55,000	204,992	—	259,992
Paul Sagan (9)	120,000	219,977	—	339,977
Frederic V. Salerno (10)	55,000	219,977	—	274,977
Steven Scopellite (11)	—	—	—	—
Naomi O. Seligman (12)	50,000	199,997	—	249,997
Bernardus Verwaayen (13)	—	—	399,990	399,990
C. Kim Goodwin (14)	—	—	—	—

(1)	Consists of deferred stock unit awards, or DSUs, granted to directors on May 15, 2013.
(2)	Messrs. Ford and Verwaayen were issued options to purchase shares of our common stock in connection with joining our Board. The amount reflects the grant date fair value, computed in accordance with Financial Accounting Standards Board, or FASB, ASC Topic 718.
(3)	At December 31, 2013, Mr. Conrades held 6,466 unvested DSUs and stock options to purchase 22,340 shares of our common stock. He has also deferred receipt of 33,659 shares of our common stock issuable in respect of vested DSUs until various future dates.
(4)	At December 31, 2013, Mr. Coyne held 6,466 unvested DSUs. He has also deferred receipt of 55,064 shares of our common stock issuable in respect of vested DSUs until various future dates.
(5)	At December 31, 2013, Ms. Craig held 6,294 unvested DSUs and 26,333 stock options to purchase shares of our common stock. She has also deferred receipt of 5,142 shares of our common stock issuable in respect of vested DSUs until various future dates.
(6)	At December 31, 2013, Mr. Ford held 24,721 stock options to purchase shares of our common stock.
(7)	At December 31, 2013, Ms. Greenthal held 5,878 unvested DSUs and stock options to purchase 25,000 shares of our common stock.
(8)	At December 31, 2013, Dr. Moore held 6,025 unvested DSUs and stock options to purchase 25,000 shares of our common stock. He has also deferred receipt of 34,320 shares of our common stock issuable in respect of vested DSUs until various future dates.
(9)	At December 31, 2013, Mr. Sagan held 4,580 unvested DSUs, 163,458 unvested RSUs and stock options to purchase 736,909 shares of our common stock.
(10)	At December 31, 2013, Mr. Salerno held 6,466 unvested DSUs. He has also deferred receipt of 12,429 shares of our common stock issuable in respect of vested DSUs until various future dates.
(11)	Mr. Scopellite joined our Board of Directors on January 1, 2014 and received no compensation from us in 2013.
(12)	At December 31, 2013, Ms. Seligman held 5,878 unvested DSUs. She has also deferred receipt of 49,189 shares of our common stock issuable in respect of vested DSUs until various future dates.
(13)	At December 31, 2013, Mr. Verwaayen held 25,062 stock options to purchase shares of our common stock.
(14)	Ms. Goodwin served as a director from January 1, 2013 until May 10, 2013.

In February 2014, the Compensation Committee of our Board of Directors approved a new non-employee director compensation plan. The plan provides that our non-employee directors are entitled to receive annual compensation of $300,000, of which $75,000 is paid in cash and $225,000 is paid in DSUs representing the right to receive shares of Akamai common stock. This compensation is generally paid or, in the case of DSUs, issued, on the date of our annual meeting of stockholders, and the number of DSUs issued is based on the fair market value of our common stock on that date. For so long as the person remains a director, DSUs will vest in full on the first anniversary of the grant date. If a director has completed one year of service on our Board, vesting of 100% of the DSUs held by such director will accelerate at the time of his or her departure from the Board.

In addition, our Chairman of the Board, Vice Chairman and Lead Director are entitled to $40,000 of additional annual compensation, of which $20,000 is paid in cash and $20,000 is paid in DSUs. Chairs of the Audit Committee and the Compensation Committee are entitled to $25,000 of additional compensation, of which $5,000 is paid in cash and $20,000 is paid in DSUs. The Chair of the N&G Committee is entitled to $10,000 of additional compensation, of which $5,000 is paid in cash and $5,000 is paid in DSUs. Each non-employee director is eligible to receive RSUs with a fair value at the time of grant of $400,000 when he or she joins the Board of Directors. Such stock options vest over a three-year period, with 1/3 vesting on the first, second and third anniversaries of the date of grant. We also reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors.

N&G Committee’s Process for Reviewing and Considering Director Candidates

The N&G Committee assists the Board of Directors in identifying and attracting individuals qualified to become members of our Board of Directors. In executing its mission to solicit qualified candidates to become directors of Akamai, the N&G Committee seeks to attract intelligent potential candidates from varied backgrounds who have a strong desire to understand and provide insight about Akamai’s business and corporate goals; to understand and contribute to the role of the Board of Directors in representing the interests of stockholders; and to promote good corporate governance and ethical behavior by the members of the Board of Directors and our employees.

Criteria Used to Consider Nominees to the Board of Directors

In assessing whether an individual has these characteristics and whether to recommend any particular candidate for inclusion in the Board of Directors’ slate of recommended director nominees, the N&G Committee will apply the criteria attached to its charter. These criteria include:

•	Integrity, honesty and adherence to high ethical standards

•	Business and financial acumen

•	Knowledge of Akamai’s business and industry

•	Experience in business, government and other fields

•	Diligence

•	Avoidance of potential conflicts of interest with various constituencies of Akamai

•	Commitment to dedicate the necessary time and attention to Akamai

•	Ability to act in the interests of all stockholders

The Board of Directors particularly values demonstrated leadership experience and skills and reputation for the highest standards of honesty, ethics and integrity. Although the N&G Committee does not assign specific weights to particular criteria, we believe that it is essential that all potential Board members have integrity and honesty, adhere to high ethical standards and possess a commitment to dedicate the necessary time and attention to Akamai and an ability to act in the interests of all stockholders without any potential personal conflict of interest. The N&G Committee and the Board of Directors believe that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

With respect to considering whether to re-nominate our incumbent directors, the N&G Committee and the full Board of Directors apply the criteria discussed above. The Board may also take into account information available to it about directors’ professional status and performance on other boards of directors. In addition, each of our directors annually undergoes an evaluation by the other directors, which measures, among other things, the director’s contributions to the Board including his or her knowledge, experience and judgment.

Importance of Diversity

Since adoption in 2003, the Criteria for Nomination as a Director appended to Akamai’s N&G Committee Charter have always emphasized the importance of diversity in determining the appropriate composition of our Board of Directors. The Criteria specifically state, “The [N&G] Committee shall actively consider nominees who can contribute to the diversity of the Board of Directors in terms of gender, race, ethnicity and professional background. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law.”

Over the years, we have strived to improve the diversity of our Board to achieve the aspirations articulated in our N&G charter. We believe that we have assembled an outstanding set of directors with varied backgrounds, experiences and viewpoints that understand our markets, our customers and our employees. Each director serving on our Board brings a unique perspective to our deliberations and discussions.

To help us maintain the broad diversity we have already achieved and to continually assess the effectiveness of this diversity policy, the Board of Directors conducts an annual self-evaluation and survey. The survey questions include an assessment of whether the composition of the Board is appropriately diverse and possesses the skills, experience and other characteristics consistent with achieving our corporate goals now and in the coming years.

Process for Identifying Candidates to Serve as Directors

To identify and evaluate attractive candidates, the members of the N&G Committee actively solicit recommendations from other members of Akamai’s Board of Directors and other professional contacts. As potential candidates emerge, the N&G Committee meets from time to time to evaluate biographical information and background material relating to potential candidates; discusses those individuals with other members of the Board of Directors and Akamai’s senior management; and reviews the results of personal interviews and meetings conducted by members of the Board of Directors, senior management and our outside legal advisors. The Board of Directors encourages the participation of Akamai’s senior management in the candidate review process to provide insight, for example, on what additional perspectives and background could help the Board of Directors best provide appropriate guidance to management in dealing with the business risks and opportunities Akamai faces.

At the Annual Meeting, stockholders will be asked to consider the election of Messrs. Ford, Scopellite and Verwaayen, who have been nominated for election as directors for the first time. Messrs. Ford and Verwaayen were appointed to the Board of Directors in 2013, and Mr. Scopellite was appointed to the Board effective January 1, 2014. Messrs. Ford and Scopellite were initially recommended by Ms. Seligman. Mr. Verwaayen was initially recommended by Mr. Ford. The Board determined to include each of Messrs. Ford, Scopellite and Verwaayen among its nominees.

Stockholders may recommend individuals to the N&G Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Akamai Technologies, Inc., 8 Cambridge Center, Cambridge, Massachusetts 02142. Assuming that appropriate biographical and background material has been provided on a timely basis, the N&G Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under Akamai’s bylaws to directly nominate director candidates, without any action or recommendation on the part of the N&G Committee or the Board of Directors, by following the procedures set forth in our bylaws and described under “Deadline for Submission of Stockholder Proposals for the 2015 Annual Meeting” below.

The Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Lead Director, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate. Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Lead Director considers to be important for the Board of Directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which Akamai tends to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to Board of Directors, c/o Corporate Secretary, Akamai Technologies, Inc., 8 Cambridge Center, Cambridge, Massachusetts 02142.

Compensation Committee Interlocks and Insider Participation

Messrs. Coyne, Moore and Ms. Greenthal were members of the Compensation Committee throughout 2013. C. Kim Goodwin and Mr. Salerno were members of the Compensation Committee between January 2013 and May 2013. Ms. Craig was a member from May 2013 through December 2013, and Mr. Ford served from July 2013 through December 2013. No member of the Compensation Committee was at any time during 2013, or formerly, an officer or employee of Akamai or of any of our subsidiaries, and no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. No member of the Compensation Committee receives compensation, directly or indirectly, from Akamai in any capacity other than as a director.

None of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee at any time during 2013.

Report of the Audit Committee

The Audit Committee of our Board of Directors has furnished the following report on the Audit Committee’s review of our audited financial statements:

The Audit Committee of Akamai’s Board of Directors is responsible for, among other things, monitoring the integrity of Akamai’s consolidated financial statements, Akamai’s compliance with legal and regulatory requirements, Akamai’s system of internal controls (including oversight of our internal audit function, which reports directly to the Audit Committee) and the qualifications, independence and performance of our internal and independent auditors. The Audit Committee has the authority and responsibility to select, evaluate and, when appropriate, replace Akamai’s independent auditors. The Audit Committee acts under a written charter that is available on our website at www.akamai.com/html/investor/corporate_governance.html. The members of the Audit Committee are independent directors as defined by the Audit Committee charter and the NASDAQ Rules.

Akamai’s management is responsible for the financial reporting process, including Akamai’s system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles, or GAAP. PricewaterhouseCoopers LLP, or PwC, Akamai’s independent auditors, is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP. The Audit Committee’s responsibility is to oversee and review these processes. The members of the Audit Committee are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to the financial statements concerning compliance with laws, regulations or GAAP or as to auditor independence.

Our Director of Internal Audit reports directly to the Audit Committee. The Internal Audit function annually conducts a series of audits to test Akamai’s internal financial and IT controls. This annual internal audit plan is reviewed and approved by the Audit Committee. Individual audit reports are reviewed at each Audit Committee meeting and any deficiencies are reviewed with management.

We reviewed Akamai’s audited consolidated financial statements that were included in Akamai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Commission, which we refer to herein as the Financial Statements. We reviewed and discussed the Financial Statements with Akamai’s management and PwC. PwC has represented to the Audit Committee that, in its opinion, Akamai’s Financial Statements were prepared in accordance with GAAP. We discussed with PwC the matters required to be discussed by Statement on Auditing Standard No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

We also discussed with PwC its independence from Akamai and considered whether PwC’s rendering of certain services to Akamai, other than services rendered in connection with the audit or review of the Financial

Statements, is compatible with maintaining PwC’s independence. See “Ratification of Selection of Independent Auditors” included elsewhere in this Proxy Statement. In connection with these matters, Akamai received the written disclosures and letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence.

Based on our review of the Financial Statements and reports to us and our participation in the meetings and discussions described above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board of Directors that the Financial Statements be included in Akamai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 as filed with the Commission.

We have also appointed PwC to act as Akamai’s independent auditors for 2014.

Audit Committee

Pamela Craig—Chair

Martin M. Coyne II

Jill A. Greenthal

Frederic Salerno

Naomi Seligman

Certain Relationships and Related Party Transactions; Code of Ethics; Interest in Annual Meeting Matters

Akamai did not enter into any transactions of the type required to be disclosed under Item 404 of Regulation S-K under the Exchange Act.

Under our written Code of Business Conduct and Ethics, our employees and members of our Board of Directors are prohibited from entering into any business, financial, or other relationship with our existing or potential customers, competitors, or suppliers that might impair, or appear to impair, the exercise of his or her judgment for Akamai. Our Code of Business Conduct and Ethics also prohibits situations involving Akamai entering into a business transaction with an executive officer or director, a family member of an executive officer or director, or a business in which such a person has any significant role or interest if such a transaction could give rise to a conflict of interest. Our executive officers and directors are obligated under the Code of Business Conduct and Ethics to disclose to our Legal Department any existing or proposed transaction or relationship that reasonably could be expected to give rise to a conflict of interest. The Legal Department then makes a determination, with such assistance as it deems appropriate, whether the transaction or relationship is in Akamai’s best interests and, if such transaction or relationship is entered into, the conditions under which it may proceed.

No person who served as a director or executive officer of Akamai during the year ended December 31, 2013 has a substantial interest, direct or indirect, in any matter to be acted upon at the Annual Meeting. Each executive officer serves at the discretion of our Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

PART FOUR

EXECUTIVE COMPENSATION MATTERS

Compensation Discussion and Analysis (CD&A)

The following discussion and analysis of Akamai’s executive compensation objectives, policies and practices is designed to provide an overview of the material elements of our compensation structure. This discussion is focused on the following persons who served as Akamai executive officers in 2013:

Name	Title	Date Appointed to Current Role	Year of Hire
F. Thomson Leighton	Chief Executive Officer	January 2013	1998
James Benson	Chief Financial Officer	February 2012	2009
Melanie Haratunian	EVP, General Counsel	January 2013	2003
Robert Hughes	President, Worldwide Operations	January 2013	1999
Rick McConnell	President, Products and Development	January 2013	2011

We refer to these individuals as our Named Executive Officers or NEOs. Please refer to the “Summary Compensation Table” and the additional tables that follow for detailed information on compensation paid to our NEOs.

Executive Summary

In this Executive Summary, we describe our compensation philosophy of paying based on performance and how we implement that philosophy, review our CEO’s compensation and highlight some of our key compensation policies and practices.

Our Compensation Philosophy

Our executive compensation philosophy is centered on developing programs designed to achieve these key objectives:

•	Reward growth and profitability to align the interests of our executives and investors

•	Encourage focus on achieving mid- and long-term corporate goals

•	Remain competitive in the market for executive talent who can execute our strategic vision

•	Encourage and reward individual excellence

These core objectives reflect the Compensation Committee’s belief that pay should be tied to Akamai’s performance and individual contributions to that performance.

The Compensation Committee views performance in three primary ways:

•	Financial performance as measured by in revenue and profitability results

•	Operational performance that positions the company to achieve our long-term strategy

•	Providing attractive shareholder returns over an extended period of time

Our Recent Performance and the Linkage to Executive Compensation

In 2013, Akamai generated significant revenue growth and improved profitability, meeting or exceeding our executives’ short-term incentive plan targets. Our strong cash flow also enabled us to return capital to our shareholders through stock repurchases and has positioned us to pursue acquisitions that we view as important to our long-range plan. Financial and operational highlights for 2013 included:

2013 PERFORMANCE HIGHLIGHTS

Revenue of $1.58 billion, our highest annual level ever, up 15% over 2012

•    Media delivery solutions revenue of $757.1 million, up 16% over 2012

•    Performance and security solutions revenue of $690.6 million, up 18% over 2012

•    Services and support revenue of $128.1 million, up 36% over 2012

GAAP net income of $293.5 million, or $1.61 per diluted share, up 44% over 2012

Cash from operations of $563.9 million, or 35% of revenue

Repurchased 3.9 million shares of our common stock, offsetting share dilution from our employee equity compensation programs

Entered into an agreement to acquire Prolexic Technologies, Inc. (completed in 2014) with a goal of strengthening our security offerings

Total shareholder return, or TSR, calculated as stock price appreciation over time, is a performance measure used by many investors, as well as our Board of Directors, to evaluate company performance. With the majority of our executives’ compensation consisting of equity-based awards in order to align their interests with our investors, we have included the TSR information below to reflect the returns experienced by shareholders.

The Compensation Committee established revenue and profitability as equally-weighted metrics for 80% of our executives’ cash bonus programs in 2011, 2012 and 2013. For 2011 and 2012, profitability was measured as normalized net income per share; for 2013, it was measured as non-GAAP pre-tax net income. Revenue targets are adjusted to eliminate the effects of foreign exchange rate fluctuations. The following graph shows how we performed against those targets on a percentage basis and the resulting bonus payout as a percentage of the target bonus (aggregated for all Named Executive Officers).

As these tables show, our executives were rewarded for over-achievement in both revenue and profitability in 2012 and 2013 but received bonuses that were well short of target when our financial performance failed to meet expectations for those metrics in 2011. Refer to “Financial Metrics Definitions” below for an explanation of the calculation of these measures.

Impact of Recurring Revenue Business Model on Incentives

We primarily derive income from sales of services to customers executing contracts with terms of one year or longer. In general and subject to fluctuations in customer usage of our media solutions, these recurring revenue contracts allow us to have a relatively consistent and predictable base level of revenue growth without dramatic swings from year to year. In setting annual performance targets and associated payout levels, the Compensation Committee takes this into account. A 5-10% or greater improvement over target revenue or net income per share targets represents excellent performance and is reflected in cash bonus payments; a 5-10% or greater shortfall against such targets leads to much lower payouts. We discuss our business model in greater detail in the Management’s Discussion & Analysis section of our Annual Report on Form 10-K mailed with this Proxy Statement.

Our New CEO’s Pay Package

Dr. Leighton became our CEO in January 2013, having previously served as our Chief Scientist since co-founding Akamai. He succeeded Mr. Sagan, who was asked by the Board to actively provide advice and counsel to Dr. Leighton to ensure a smooth transition. The Compensation Committee believes that this transition was successful and effective.

In his prior role, and since 2001, Dr. Leighton received an annual salary of $20,000. In establishing his initial salary as CEO, the Compensation Committee considered Dr. Leighton’s past compensation history, his significant equity holdings, peer group practices and the desire to include significant performance-based vehicles as the majority of his pay package. This approach conforms to our philosophy of aligning his compensation with the interests of our long-term investors. The Compensation Committee and Dr. Leighton agreed that he would move to an initial salary of $1 (with bonus potential of up to an additional 180%, consistent with our other NEOs’ bonus plans), with the remainder of his annual compensation to be market competitive and consisting of equity-based components. His 2013 compensation mix is reflected in the chart below:

Compensation Policies and Practices Highlights

Every year, the Compensation Committee assesses the effectiveness of the performance of our compensation plans and practices. We evaluate the financial metrics we use and how our programs compare with those used by our peer group companies. We also consider whether our goal of aligning awards with performance is being realized and if programs appear to have led to any unintended consequences. In recent years, we have continuously taken steps to strengthen and improve our executive compensation policies and practices. Highlights of our current policies and practices include:

What We Do:

We Focus on Performance-Based Pay. Almost all of our CEO’s compensation is in the form of equity awards. On average in 2013, our other Named Executive Officers’ fixed pay—base salary—represented less than 20% of the target direct compensation set by the Compensation Committee.

We Use Objective Performance Metrics. 100% of the performance metrics applicable to the performance-based RSUs we issued in 2013 were objectively determinable. More than 80% of the metrics applicable to our 2013 executive cash incentive programs were based on objective financial metrics.

We Emphasize Performance-Based Equity. Performance-based RSUs represented 50% of the target value of our 2013 executive equity award plan.

We Cap Bonus Payouts. Our annual cash incentive programs for our NEOs have caps on the maximum payout to eliminate the potential for unintended windfalls.

We Have Clawbacks. Incentive payments to our CEO and CFO are subject to repayment under Sarbanes-Oxley if we restate our financial statements due to material noncompliance with financial reporting requirements as a result of misconduct.

We Require Minimum Stock Ownership. We have stock ownership requirements for our executive officers and board members that apply throughout their relationship with us.

We Use Independent Compensation Consultants. The Compensation Committee has directly retained independent compensation consultants.

What We Don’t Do:

We Do Not Use Overlapping Performance Metrics. The performance components of our 2013 annual and long-term incentive compensation program are structured so that different financial targets are applicable to different programs—an approach designed to reduce the incentive to over-emphasize particular financial metrics.

We Do Not Allow Executives to Hedge or Pledge our Stock. Our Insider Trading Policy prohibits all employees, including our executive officers and members of the Board, from engaging in any hedging or other derivative transactions with respect to equity securities of Akamai held by them. Our policy also prohibits our executive officers and directors from pledging, or using as collateral, Akamai securities.

We Do Not Permit Single Trigger Vesting of Time-Based Vesting Equity Awards. Our equity grant agreements for time-vesting awards granted after July 2012 no longer allow for acceleration of vesting solely upon the occurrence of a change in control.

We Do Not Provide Extensive Perks. Our executive officers and directors receive no significant perquisites or other personal benefits.

We Do Not Provide Tax Gross Ups. Our executives’ severance and change in control arrangements do not provide for tax gross ups in respect of golden parachute or 409A excise taxes.

We Do Not Re-price Options. We do not re-price underwater options. Our 2013 Stock Incentive Plan also precludes repurchasing out-of-the-money options without shareholder approval.

*    *    *

In the discussion that follows, we provide more detail about our compensation practices and policies and discuss:

•	Our Compensation Objectives

•	How We Use Compensation Elements to Align Pay and Performance

•	How We Select and Use Peer Groups

•	Our Executive Compensation Process

•	How We Considered Input From Our 2013 Say-on-Pay Vote

•	How We Evaluate Risk in Our Compensation Policies and Practices

Our 2013 compensation tables follow this CD&A. We also define and discuss the financial metrics we use in our performance-based compensation programs including those not calculated in accordance with GAAP in the “Financial Metrics Definitions” section below.

Our Compensation Objectives

Our executive compensation determinations are designed to meet key objectives, including:

Objective	Why it is Important to Us

Reward Long-Term Growth and Profitability to Align the Interests of our Executives and Investors	We believe our executives should be focused on the long-term success of the company. We design our compensation programs to drive that behavior by linking most of their compensation to measures of performance that our investors value such as revenue growth, profitability and cash flow generation.

Encourage Focus on Mid- and Long-Term Corporate Goals	We believe our compensation programs should incent our executives to achieve our mid- and long-term strategic goals. Prior to each fiscal year, our executive management team establishes strategic goals for the company that are then reflected in our executives’ cash bonus plans.

Motivate our Leaders to Deliver Strong Business Performance Without Encouraging Excessive Risk Taking	We believe that our annual financial targets should be realistic, challenging and achievable without excessive risk taking, based on information available to the Compensation Committee and the Board when setting the metrics.

Encourage and Reward Individual Excellence	We base our executive compensation decisions on a detailed review of multiple factors including the individual’s past, present and expected future contributions to Akamai’s success. We also take into consideration any significant changes in the individual’s role or responsibilities and the relative compensation of different executives.

Remain Competitive in the Market for Executive Talent	We believe maintaining compensation that is competitive with that offered by other companies in relevant markets is a key factor for both retention of key executives and attracting high-quality candidates for future openings.

How We Use Compensation Elements to Align Pay and Performance

Overview

We structure the annual compensation of our executive officers using three principal components: base salary, cash incentive bonuses and long-term equity-related incentives. While the pay mix may vary from year to year, the ultimate goal is to achieve our objectives and adhere to the policies we discussed above. In the chart below, we provide an overview of each material element of our 2013 executive compensation program and describe how each such element is tied to our compensation objectives. Further analysis and discussion of each element and its importance follows the chart.

Element of Compensation	Description	Linkage to Compensation Objective

Base Salary	Salary is a market-competitive, fixed level of compensation	Attract and retain highly qualified leaders Motivate strong business performance without encouraging excessive risk taking Offer market-competitive compensation structure

Cash Incentive Bonuses	Annual cash payment tied to achievement of individual and profitability goals	Attract and retain highly qualified leaders Motivate strong business performance without encouraging excessive risk taking Align interests with annual strategic goals

Performance-Based RSUs	Vest in two installments on the 2nd and 3rd anniversaries of the grant date only if we achieve specified financial targets: operating free cash flow, media delivery solutions revenue, performance and security solutions revenue, and new business revenue

Reward long-term growth and profitability

Align executive interests with our strategic priorities, particularly with respect to revenues associated with higher-margin offerings and new areas of business

Time-Vesting RSUs	Vest in equal 1/3 installments over a three-year period	Align executive and long-term stockholder interests Retain highly-qualified leaders

Stock Options	Vest in equal 1/3 installments over a three-year period; exercise price set at fair market value of our common stock on the date of grant	Align executive and long-term stockholder interests Retain highly-qualified leaders Motivate strong business performance without encouraging excessive risk taking

Changes in 2013

Addressing input from our investors, we have taken steps to more explicitly incorporate our performance-oriented culture into our equity award programs:

•

More Emphasis on Performance-Based RSUs. Performance-based RSUs only vest if Akamai achieves designated financial targets. In 2013, we significantly increased the overall weighting of performance-based RSUs in our executive pay packages to 50% of the target value of our executive equity compensation, expressly aligning a significant part of the value of our executives’ compensation with financial metrics that matter to investors. In 2012, performance-based RSUs comprised 25% of target value.

•

Eliminated Duplicative Performance Metrics. In 2013, we also changed the financial measures for our cash bonus and long-term incentive programs to eliminate duplicative performance metrics. In 2012, we used the same profitability metric in both our cash bonus plan and our performance-based RSUs. In 2013, we moved to non-GAAP pre-tax income as the profitability-related performance metric for our cash bonus program. For performance-based RSUs, we used several different components, free cash flow and revenue from different business lines. We believe that using a variety of metrics mitigates the risk of executives striving to achieve certain performance goals to the detriment of others.

2013 Executive Compensation Components and Results

Base Salary

Base salaries represent a relatively small percentage of our overall compensation. We determine base salaries for our executives annually based on the scope of their responsibilities, taking into account the practices of companies in our compensation benchmarking peer group, the executives’ prior background, training and experience, the ability to replace the individual and, in certain instances, the base salary of the individual at his or her prior employment. We also review the skills and performance level of the individual executive relative to targeted performance criteria for the prior year and actual corporate performance in prior periods. The base salary of an executive officer is evaluated together with the other components of his or her compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

2013 Base Salaries for Named Executive Officers
Name	2013 Base Salary	Percentage Increase from 2012
Dr. Leighton	$1	N/A
Mr. Benson	$400,000	7.2%
Ms. Haratunian	$400,000	9.6%
Mr. Hughes	$500,000	8.9%
Mr. McConnell	$500,000	9.2%

When Dr. Leighton was named our CEO in January 2013, we significantly increased the responsibilities of each of our NEOs. The larger-than-normal salary increases for these executives reflect these additional responsibilities.

Cash Incentive Bonuses

Our bonus program is based on the financial performance goals and strategic objectives approved by the Board. We only pay a cash bonus, however, if performance warrants it. The amount of cash incentive bonus as a percentage of base salary that each executive is eligible to receive is dependent on his or her role, responsibilities and market practices to ensure that we remain competitive.

2013 Cash Incentive Bonus Plan for Named Executive Officers
Metric	Percentage Weighting	Why We Use This Metric	2013 Target	2013 Actual	Payout % Against Target

Revenue	40%	Revenue is a fundamental measure of our success at selling our solutions, innovating and competing in the marketplace.	$1,565.9 million	$1,598.3 million	133.3%

Non-GAAP Pre-Tax Income	40%	Non-GAAP pre-tax income is an indicator of profitability that eliminates the effects of events that are either not part of our core operations or are non-cash as well as the impact of income taxes; we use it as a component of the bonus targets to align our executives’ interests with those of our investors.	$509.0 million	$547.6 million	200%

Management by Objectives (MBOs)	20%	Individual MBOs are intended to incent executives to pursue Akamai’s objectives by setting challenging but achievable goals that draw upon each individual’s particular leadership skills to advance our annual and long-term strategic interests. There is no automatic expectation of achievement.	N/A	N/A	100%

Each of our NEOs has a series of annual individual performance goals, or MBOs, designed to create the foundation for future growth and shareholder value creation. The CEO determines the MBOs for each of his direct reports and evaluates that individual’s performance against these MBOs. He then reviews his evaluations with the Compensation Committee along with his payout determination, up to a maximum of 100% of target. Our CEO’s MBOs are established by the full Board. At the conclusion of the year, our Chairman of the Board and Lead Independent director review the CEO’s performance against these MBOs and discuss their performance assessment with the Compensation Committee and the full Board, which ultimately determines the CEO’s achievement and payout amount, up to a maximum of 100% of target.

Below we provide a summary of the individual performance achievements of our Named Executive Officers against their key MBOs. It was determined that each of our NEOs achieved at the overall target level for his or her respective MBOs.

Name	2013 Individual Achievements Related to MBOs

Dr. Leighton

•   Created and implemented long-term growth strategy for our 2020 financial targets

•   Created and drove a mission critical goals framework to improve focus and execution against our annual plan

•   Implemented an improved 3-year planning process designed to enable optimal investment trade-offs to achieve Akamai’s growth plans

•   Oversaw initiatives to create high levels of employee engagement as well as deepening talent planning and talent pools

Mr. Benson

•   Launched significant initiative designed to improve information technology tools and systems to enhance financial reporting and planning

•   Updated financial controls to reflect our evolution and complexity

•   Improved three-year planning, budget and analysis processes

•   Accelerated quarterly accounting close and reporting cycles

•   Improved our tax rate forecasting and related controls

•   Enhanced outreach to investors to explain value drivers and benchmarking against peers

Ms. Haratunian

•   Oversaw legal department efforts for streamlining and accelerating the customer contract process and making it easier to do business with Akamai

•   Established a new public policy function in Washington, DC and on-boarded the leader for that role

•   Filed new patents covering key technologies

•   Effectively managed ongoing litigation matters

•   Introduced patent incentive program for employees

Mr. Hughes

•   Oversaw initiatives that enhanced the productivity of newly-hired sales representatives, improving the time to effectiveness

•   Drove development of improved dashboards and information access for global channel partners

•   Increased strategic account revenue from designated customers

•   Improved revenue generated from higher-margin services

•   Hired and on-boarded a new Chief Human Resources Officer

Mr. McConnell

•   Oversaw the development of new products in security, media, web experience and carrier solutions

•   Drove performance improvements for delivery of web pages and applications

•   Completed successful integration of companies acquired in 2012

•   Improved quality of media delivery solutions

•   Developed and implemented three-year business strategies for key emerging solutions

The chart below reflects each Named Executive Officer’s target bonus opportunity and the actual payout against such opportunity:

2013 Target Bonus Summary
Name	Potential Bonus Payout at Target (100% Achievement)	Actual 2013 Bonus Achievement as a Percentage Against Target	2013 Bonus Payout Amount
Dr. Leighton	$1	153.3%	$2
Mr. Benson	$294,548	153.3%	$451,551
Ms. Haratunian	$259,475	153.3%	$397,783
Mr. Hughes	$499,054	153.3%	$765,065
Mr. McConnell	$499,031	153.3%	$765,028

Long-Term Equity Incentives

We believe that longer-term equity-based compensation grants provide excellent incentives for executives that align executive and stockholder interests and also assist in retaining those executives. In 2013, we issued a mix of stock options, time-vesting RSUs and performance-based RSUs to our NEOs.

Our decision to issue both stock options and RSUs has historically reflected our belief that the two types of equity awards address different compensation goals. Like many technology companies, our common stock price is highly volatile, which creates uncertainty about the value of stock options. Stock options have no value if our stock price falls below the exercise price, which is the closing stock price on the date of grant. Stock options are closely aligned with our investors’ interest in a rising stock price.

Time-based vesting RSUs represent a means of providing equity-related value with more compensation certainty, even if the stock price fluctuates. We believe that these RSUs that vest over time improve employee retention. In setting the mix between stock options and RSUs, the Compensation Committee also considers the dilutive impact of the different awards on our stockholders as well as our overall share usage.

We also issue performance-based RSUs that only vest if certain performance goals are satisfied. In 2013, we increased the weighting of performance-based RSUs to 50% of the targeted equity value for our executive equity program. As in 2012, the target measurement period is one year with vesting occurring in equal installments on the second and third anniversaries of the grant date. We believe that the balance of a one-year measurement period and a three-year vesting schedule provide a reasonable balance between our ability to effectively set financial targets and increase executive retention.

2013 Performance-Based RSU Targets and Actual Performance
		2013 Target Performance		2013 Actual Performance
Metric	Weighting	Measurement (millions)	Payout as % of Target	Measurement (millions)	Payout as % of Target
Operating Free Cash Flow	15%	$409.0	100%	$438.6	200%
Performance and Security Solutions Revenue	40%	$714.6	100%	$697.6	76.9%
New Business Revenue	25%	$66.4	100%	$59.2	74.5%
Media Delivery Solutions Revenue	20%	$729.4	100%	$768.6	200%
Total	100%	—	100%	—	119.4%

The Compensation Committee selected these metrics because they are relevant indicators of our financial performance over the short- and longer-terms. Operating free cash flow is indicative of our operational profitability and efficiency and provides some balance to encourage profitable revenue growth. Revenue reflects growth in our business. The weighting of the different revenue metrics for important product groups is intended to drive our product mix toward higher-margin solutions such as performance and security solutions as well as innovations within emerging solutions that are important to our long-term success. For each metric, there is a threshold achievement level, at which 50% of the target number of RSUs could be earned; a target achievement level, at which 100% of the target number of RSUs could be earned; and a maximum achievement level at which 200% of the target number of RSUs could be earned.

As noted in the table above, 119% of the target number of performance-based RSUs was earned, which equates to approximately 59% of the maximum amount that could have been earned. This payout reflected above-target performance on operating free cash flow and media delivery but below target performance for performance and security solutions and new business solutions.

2013 Performance-Based RSUs Earned—Actual as Compared to Target
Name	Performance-Based RSUs Eligible to Vest at Target Performance	Actual Number of Performance-Based RSUs Earned
Dr. Leighton	105,872	126,411
Mr. Benson	22,586	26,967
Ms. Haratunian	14,116	16,854
Mr. Hughes	42,348	50,563
Mr. McConnell	42,348	50,563

How We Select and Use Peer Groups

The Compensation Committee works closely with Meridian Compensation Partners, or Meridian, our independent compensation consultants to review the peer group we use in reviewing and setting executive compensation for the upcoming year. Meridian provides research data, and the Compensation Committee also considers input from Akamai executives and members of the Board on the competitive landscape in our industry and adjacent ones. We use the following key principles to establish our peer group:

•	Consistency. Peer groups should generally change only gradually.

•	Competitors. Our peer group companies should reflect Akamai’s competitors for executive talent as well as in business (including investment capital).

•	Similarity in Size. Peer group companies should be of a similar size; we generally consider revenue and market capitalization.

•	Statistical Validity. Peer groups should include enough data points to develop statistically valid data. We generally expect to include 20-25 companies in our peer group.

As we considered companies to be included in our peer group, we realized that there are a number of companies with which we compete for executive talent that are larger than Akamai. Failing to consider the practices of these companies would not allow us to structure our compensation programs effectively. To address this, the Compensation Committee approved and adopted two peer groups for use in connection with setting 2013 compensation.

Benchmarking Peer Group

The benchmarking peer group is comprised of companies of similar size and industry and was used to establish payment levels for our 2013 compensation for executives. In particular, the Compensation Committee reviewed compensation data for executives with comparable positions at these benchmarking peer group companies to gauge the reasonableness and competitiveness of the pay packages it developed. Our benchmarking peer group consisted of:

Adobe Systems	Autodesk	BMC Software
Brocade Communications	Ciena	Citrix Systems
Compuware	Equinix	F5 Networks
Informatica	Juniper Networks	Nuance Communications
Parametric Technology	Progress Software	Rackspace Hosting
Red Hat	Riverbed Technology	Salesforce.com
Tibco Software	Valueclick	Verisign
VMWare

The benchmarking peer group was established in mid-2012 for use in setting 2013 compensation. Akamai’s revenue for 2012 was $1.374 billion, and our market capitalization at the end of that year was $7.4 billion. The median 2012 revenue for our benchmarking peer group was $1.5 billion, and the median market capitalization for the group at the end of that year was $5.8 billion.

Design Reference Peer Group

The Compensation Committee has also adopted a design reference peer group to help structure our executive compensation program. The companies in the design reference peer group consistently provide the greatest challenges for Akamai in competing for talent. While many of these firms might generally be too large for setting levels of executive compensation for Akamai, we believe that it is critical to understand their executive pay practices including incentive plan design, pay mix, long-term incentive vehicles and other practices. The Compensation Committee believes that understanding design reference peer group data helps us to successfully attract and retain experienced and talented individuals who are critical to our long-term success. The companies in the design reference peer group are:

Apple	Adobe Systems	Amazon.com
Cisco Systems	EBay	Facebook
F5 Networks	Google	Juniper Networks
Microsoft	Netflix	Oracle
Rackspace Hosting	Salesforce.com	VMWare
Yahoo!

Target Compensation Philosophy

Our philosophy is to target total direct senior executive compensation at the 50th percentile of our benchmarking peer group.

The Compensation Committee relies on our compensation benchmarking peer group for competitive information on the dollar value of overall compensation. We also take into account long-term retention objectives, recognizing that the skills and experience of our senior executives are highly sought after by other companies and, in particular, by the Company’s competitors. We consider other factors such as performance, comparability and complexity of job roles and retention in our final compensation determinations. The Compensation Committee may adjust the cash and total direct compensation for an individual named executive officer to a level higher or lower than the median of the peer group as it deems warranted. We also structure and balance the different elements of compensation to reflect trends across our design reference group.

The total direct compensation for 2013 for Mr. Benson and Ms. Haratunian was at approximately the 50th percentile for companies in our benchmarking peer group as compared to between the 50th and 75th percentiles for Dr. Leighton and at approximately the 75th percentile for Messrs. Hughes and McConnell.

Our Executive Compensation Process

The Compensation Committee constructs our executive compensation program with input from Meridian and our Chief Executive Officer. We establish the annual compensation packages for our executive officers at the beginning of each year after an extensive process of analysis and review of competitive trends, assessment of prior compensation programs to understand their effectiveness and results, consideration of the peer groups we use, performance evaluations, and investor input that occurs during the third and fourth quarters of the prior year.

Role of the Compensation Committee

The Compensation Committee sets the compensation for each of our Named Executive Officers and other senior executives. It establishes the financial metrics for performance-based awards based on Akamai’s operating plans and long-term strategy approved by the Board and then assesses performance against those targets in later years. The Compensation Committee approves the individual performance goals for our Named Executive Officers (other than Dr. Leighton) based on proposals from our CEO and reviews his determinations of their performance. The full Board makes the determination of our CEO’s performance against his goals.

The Compensation Committee makes judgments about the role of each executive in the pursuit and achievement of our corporate and strategic objectives. Typically, these judgments involve qualitative, rather than quantitative, evaluations of each individual’s past performance and expectations about future contributions. We believe that it is important to reward excellence, leadership and outstanding long-term company performance through compensation arrangements designed to retain and motivate executives while aligning their incentives with continued high levels of performance.

The Compensation Committee approves and grants all equity incentive awards to our Named Executive Officers. In general, annual executive compensation determinations are made at the scheduled committee meeting in January or February of each year. Equity incentive awards to newly-hired executive officers are generally granted at the first regularly-scheduled Compensation Committee meeting following the individual’s date of hire. For retention purposes or to reflect changes in responsibilities or similar events or circumstances, the Compensation Committee may grant equity awards to our executive officers at other times during the year. We do not grant options at prices below the fair market value of our common stock on the date of grant. The exercise price for all stock option grants is set at a price equal to the closing price per share of our common stock as reported by NASDAQ on the date of grant. Stock option awards issued as part of establishing annual compensation in January or February are granted on the second business day following the public announcement of our prior fiscal year earnings results and are priced on that date. In 2013, we began granting and pricing annual executive RSUs on these dates as well. We believe that it is appropriate to issue our annual executive equity awards after the annual earnings call, a time when the Board and the executives are not in possession of material nonpublic information about the prior year’s financial performance and after the market has had an opportunity to absorb such information.

The Compensation Committee retains, but we do not currently expect that it will exercise in the future, discretion to waive the achievement of stated corporate performance targets as a condition to payment of cash incentive bonuses.

Role of our Chief Executive Officer

The Chief Executive Officer meets with each Named Executive Officer who reports to him to review prior year performance and to establish written individual performance goals for the coming year. He makes a recommendation to the Compensation Committee as to proposed salary, bonus and equity incentive compensation for the coming year for these Named Executive Officers, including individual and departmental goals for the coming year. With respect to an assessment of achievement of individual or departmental objectives for Named Executive Officers during the prior year, the Chief Executive Officer makes such determination and may exercise discretion or judgment in the course of doing so. He then communicates the individual performance determination to the Compensation Committee.

With respect to his own compensation, the CEO proposes his individual performance goals, and these are revised by the Lead Director and Chairman of the Board and ultimately established by the full Board. At the end of the year, the Board (without the participation of the Chief Executive Officer), in consultation with our Chairman of the Board, Lead Director and the Compensation Committee, makes the determination of whether and to what extent the Chief Executive Officer has achieved his individual performance goals. Such assessment may involve the exercise of judgment or discretion by the Board. The Compensation Committee is the ultimate decision-maker with respect to the compensation of our Chief Executive Officer and other executives.

Role of Independent Compensation Consultants

Our Compensation Committee considered advice provided by Meridian in establishing our 2013 executive compensation program. Meridian was determined to be independent. Meridian is retained by and reports directly to the Chair of the Compensation Committee. Meridian was first retained by Akamai in 2011 and, as described above, provided services to the Compensation Committee such as recommending a peer group of companies, assisting Akamai in surveying the practices of peer companies in the United States, as well as other companies with which we compete to attract and retain executive talent, comparing our compensation programs with such companies, reviewing the value of equity compensation previously granted to executives, developing a long-term executive compensation strategy and related services. Meridian has not provided us with any services in 2011-2013 beyond providing advice or recommendations on the amount or form of executive and director compensation.

How We Considered the 2013 “Say-on-Pay” Advisory Vote on Executive Compensation

The Compensation Committee has consistently strived to balance the need to offer competitive executive compensation with what it believes is in the long-term best interests of the company and our stockholders. The Compensation Committee takes seriously shareholder input. We consider that input, along with reviewing best practices and striving to developing compensation programs that are designed to support our short- and long-term success without encouraging excessive risk taking.

At our 2013 Annual Meeting of Stockholders, we held an advisory vote on our 2012 executive compensation program, and 95.5% of the votes cast on the matter were voted in support of the program.

During 2013, we continued our outreach to shareholders to solicit their views on executive compensation and governance matters. Investors provided helpful perspectives on Akamai, our compensation programs and our governance practices. Some of the changes we made in 2013 in response to our review of our peer group compensation programs and feedback on corporate governance best practices included:

•	We eliminated duplicative financial metrics across our annual and long-term incentive programs

•	We increased the emphasis on performance-based equity awards

•	We amended our Insider Trading Policy to include more specific language about what hedging practices and other speculative transactions involving our stock are prohibited

Looking forward, our Compensation Committee adopted significant changes to our 2014 executive compensation program:

•	We will eliminate the issuance of stock options to our executives and directors

•	We will move to a two-year measurement period for financial targets applicable to performance-based RSUs from the current one-year measurement period

•	We will increase the emphasis on performance-based RSUs to 60% of the target value of executive equity awards we granted under the new program, an increase from 50% in 2013

How we Evaluate and Address Risk in Our Compensation Policies and Practices

Stock Ownership Requirements

Our executive officers are subject to minimum stock ownership requirements. Our Chief Executive Officer must hold a number of shares valued at six times his annual salary. Other Named Executive Officers must hold a number of shares valued at two times their annual salary. A senior executive’s stock ownership includes all shares of our common stock owned by the individual outright or held in trust for the senior executive and his or her immediate family and any shares of Akamai common stock in employee plans, but not the executive officer’s unvested or unexercised equity. If a senior executive fails to meet the ownership guidelines under the review procedures set forth in the guidelines as of the end of a five-year qualification period, he or she will not be permitted to sell shares of the company’s stock until such time as he or she has exceeded the required ownership level. As of March 1, 2014, all of our Named Executive Officers had either satisfied the minimum ownership requirement or are on track for compliance within the timeline for compliance set forth in the guidelines.

Anti-Hedging Policy

We have an insider trading policy that is applicable to all of our employees, consultants and members of our Board of Directors. The policy prohibits those individuals and their related persons from engaging in any speculative transactions involving our stock including the following activities: use of Akamai’s securities to secure a margin loan; short sales of our securities; buying or selling puts or calls on Akamai’s securities; transactions in publicly-traded options relating to our securities (i.e., options that are not granted by Akamai); and other transactions involving financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. In addition, Akamai’s executive officers and members of the Board of Directors may not pledge Akamai securities as collateral for a loan.

Annual Risk Assessment

Annually, the Compensation Committee asks management and Meridian to review the potential risks associated with the structure and design of various Akamai compensation plans. These risks are reviewed and discussed by the Compensation Committee. The review includes assessing executive and no-executive compensation programs, with particular emphasis on incentive compensation plans, including sales compensation, against key risks that our company faces. Our review takes into account changes in compensation programs, such as those we implemented in early 2013, as well as new risks we identify. In addition, our compensation plans and programs operate within strong governance and review structures that serve and support risk mitigation. In particular, we believe the following factors mitigate any components of our compensation programs that would encourage excessive risk taking:

•	Significant weighting towards long-term incentive compensation discourages short-term risk taking

•	Performance goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation

•	Cash incentive awards for NEOs are capped by the Compensation Committee

•	Stock ownership requirements that align the interests of management with those of our stockholders

•	Our executives are granted a mix of different types of compensation awards

•

Our controls and procedures are designed to provide checks and balances to ensure that one or a small group of individuals cannot engage in activities that expose the company to excessive risks without having received approvals from other areas of the business or senior management

Our Chief Executive Officer and Chief Financial Officer are also subject to applicable clawback provisions of the Sarbanes-Oxley Act of 2002 in the event of a restatement of our financial reporting.

In reviewing our compensation policies and practices for all employees, the Compensation Committee determined that they do not create risks that are reasonably likely to have a material adverse effect on Akamai.

Severance Arrangements

We believe that having in place reasonable and competitive employee severance plans is essential to attracting and retaining highly-qualified executives. Akamai’s severance arrangements are designed to provide reasonable compensation to departing executives under certain circumstances to facilitate an executive’s transition to new employment. We seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring the executive to sign a separation and release agreement acceptable to Akamai as a condition to receiving severance benefits.

We do not consider specific amounts payable under the severance arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive. In determining payment and benefit levels under the various circumstances triggering the provision of benefits under employment and severance agreements, the Compensation Committee has drawn a distinction between voluntary terminations and terminations for cause, on the one hand, and terminations without cause or as a result of a change in control, on the other. Payment in the latter circumstances has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the executive’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination for cause or voluntary resignation because such events reflect either inadequate performance or an affirmative decision by the executive to end his or her relationship with Akamai.

We have change in control agreements in place with each of our Named Executive Officers. We believe that these agreements are designed to align the interests of management and stockholders when considering the long-term best future for the company. The primary purpose of these arrangements is to keep senior executives focused on pursuing all corporate transaction activity that is in the best interests of shareholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition benefits should serve the interests of both the executive and our investors.

In 2012, we amended our Executive Severance Pay Plan and Change in Control Agreements that we have with several of our Named Executive Officers. We also adopted new forms of stock option and RSU grant agreements. These changes primarily accomplished the following:

•	We eliminated excise tax gross ups from existing agreements

•

We replaced single-trigger vesting for stock options and time-vesting RSUs beginning in July 2012 with a requirement that the individual’s employment be terminated (including through constructive discharge) following a change in control

•

We eliminated the perpetual terms of executive Change in Control Agreements, thus providing flexibility to the Compensation Committee to revisit the benefits and other terms of these arrangements in response to future events

We believe that these changes are consistent with the preferences of our largest investors and with emerging market practices.

See “Post-Employment Compensation and Other Employment Agreements” for a discussion of the specific severance and change in control benefits payable to our Named Executive Officers.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to herein as the Code, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s Chief Executive Officer and the other officers (other than the Chief Financial Officer) whose compensation is required to be disclosed to our stockholders under the Exchange Act. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and may structure the long-term incentive compensation granted to its executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). There can be no assurance that compensation attributable to incentive awards will be treated as qualified performance-based compensation under

Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of Akamai and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

Financial Metrics Definitions

Below are definitions of the financial metrics we used in our 2012 and 2013 performance-based compensation programs:

“Revenue” means revenue calculated in accordance with GAAP, adjusted for the impact of fluctuations in foreign currency exchange rates.

“Non-GAAP Pre-Tax Net Income” means our annual net income for fiscal year 2013 excluding income taxes, amortization of intangible assets, equity-related compensation, restructuring charges and benefits, certain gains and losses on equity investments, acquisition and divestiture-related expenses, and similar items excluded by us in determining non-GAAP net income in issuing our public earnings announcements.

“Normalized Net Income” is calculated by adding the following items on a non-tax-effected basis to net income calculated in accordance with GAAP: amortization of acquired intangible assets; stock-based compensation expense; stock-based compensation reflected as a component of amortization of capitalized internal-use software; restructuring charges and benefits; acquisition-related costs and benefits; certain gains and losses on investments; loss on early extinguishment of debt; gains and losses on legal settlements and other non-recurring or unusual items that may arise from time to time.

“Operating Free Cash Flow” means our annual net income for fiscal year 2013 before interest, income taxes, depreciation and amortization, equity-related compensation expense, restructuring charges and benefits, certain gains and losses on equity investments, and similar items excluded by the Company in determining EBITDA in issuing our earnings announcement for fiscal year 2013 less annual cash capital expenditures, which include purchases of property and equipment and capitalized internal-use software but exclude capitalized stock-based compensation, as reported by us in our earnings announcement supplemental financial data for fiscal year 2013.

“Performance and Security Solutions Revenue” means all revenue from our Performance and Security Solutions for fiscal year 2013 calculated in accordance with GAAP, adjusted for the impact of fluctuations in foreign currency exchange rates.

“New Business Revenue” means all revenue from our web security, carrier products and hybrid cloud optimization product lines for fiscal year 2013 calculated in accordance with GAAP, adjusted for the impact of fluctuations in foreign currency exchange rates.

“Media Delivery Solutions Revenue” means all revenue from our Media Delivery Solutions for fiscal year 2013 calculated in accordance with GAAP, adjusted for the impact of fluctuations in foreign currency exchange rates.

*    *    *

Compensation Committee Report

The Compensation Committee of our Board of Directors:

(1) has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement as required by Item 402(b) of Regulation S-K under the Exchange Act with management; and

(2) based on the review and discussion referred to in paragraph (1) above, the members of the Compensation Committee have recommended to the Board of Directors the inclusion of this Compensation Discussion and Analysis in this Proxy Statement for the 2014 Annual Meeting of Stockholders.

The Compensation Committee

Martin M. Coyne II—Chair

Pamela J. Craig

Monte Ford

Jill A. Greenthal

Geoffrey A. Moore

Summary Compensation Table

The following table sets forth information with respect to compensation paid to our Named Executive Officers during the years ended December 31, 2013, 2012 and 2011:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)(2)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		Other ($) (3)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)		(i)	(j)
F. Thomson Leighton	2013	1	—		5,999,971	1,492,579	2	(4)	139,027	7,631,578
Chief Executive Officer

James Benson	2013	392,731	—		1,279,973	318,406	451,551	(4)	—	2,442,661
Chief Financial Officer	2012	355,306	—		956,191	316,138	450,106	(4)	—	2,077,741
	2011	269,620	—		799,976	—	80,850	(6)	—	1,150,446

Melanie Haratunian	2013	399,192	—		799,961	199,007	397,783	(4)	—	1,795,943
Executive Vice President and General Counsel	2012	360,154	—		566,130	183,358	324,138	(5)	—	1,433,780
	2011	344,139	—		1,099,955	149,991	34,414	(6)	—	1,628,499

Robert Hughes	2013	499,054	—		2,399,953	597,021	765,065	(4)	495	4,261,588
President—Worldwide Operations	2012	454,844	—		1,952,172	632,275	1,823,398	(5)	3,366	4,866,055
	2011	440,050	—		4,154,943	494,983	109,934	(6)	—	5,199,910

Rick McConnell	2013	499,031	—		2,399,953	597,021	765,028	(4)	10,564	4,271,597
President—Products and Development	2012	455,846	—		390,399	126,455	615,392	(5)	765	1,588,857
	2011	67,500	100,000	(7)	1,999,998	1,109,211	—		—	3,276,709

(1)	Amounts reflect the aggregate grant-date fair value computed in accordance with FASB ASC Topic 718 for equity awards granted to the Named Executive Officer during the applicable year. The assumptions we use in calculating these amounts are discussed in Note 13 of the notes to our consolidated financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K, which accompanies this Proxy Statement, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.
(2)	Includes both time-vested RSUs and Performance-Based RSUs (at target). The value of all stock awards issued in 2011 assuming vesting of the maximum number of Performance-Based RSUs would be as follows: Mr. Benson—$1,024,967; Ms. Haratunian—$1,299,917; and Mr. Hughes—$4,814,940. The value of all stock awards issued in 2012 assuming vesting of the maximum number of Performance-Based RSUs would be as follows: Mr. Benson—$1,300,130; Ms. Haratunian—$769,762; Mr. Hughes—$2,654,376; and Mr. McConnell—$530,818. The value of all stock awards issued in 2013 assuming vesting of the maximum number of Performance-Based RSUs would be as follows: Dr. Leighton—$9,749,957; Mr. Benson—$2,079,969; Ms. Haratunian—$1,299,949; Mr. Hughes—$3,899,919; and Mr. McConnell—$3,899,919.
(3)	Because the value of Akamai stock owned by Dr. Leighton exceeded certain limits set forth in the Hart-Scott-Rodino Antitrust Improvement Act regulations, or HSR, he was required to make HSR filings in 2013 in order to continue to participate in our equity compensation programs or to otherwise increase his stock ownership levels in the company. The Compensation Committee approved the payment of the $125,000 HSR filing fee and $13,500 in associated legal fees on Dr. Leighton’s behalf. This amount was imputed as income to Dr. Leighton. He did not receive any tax gross-up on this amount. The balance of the amount attributable to Dr. Leighton in this column represents the value of expenses incurred by Dr. Leighton at our annual sales recognition event and paid by us, including a tax gross up. The amounts attributable to Mr. McConnell in this column consist of $5,195 of fringe benefits related to health care for his former spouse, $3,449 in value of expenses incurred by Mr. McConnell at our annual sales recognition event and paid by us, including a tax gross up and a $1,920 cell phone allowance.
(4)	Represents amounts earned in 2013 under our cash incentive bonus program for executives but paid in 2014.
(5)	Represents amounts earned in 2012 under our cash incentive bonus program for executives but paid in 2013.
(6)	Represents amounts earned in 2011 under our cash incentive bonus program for executives but paid in 2012.
(7)	Reflects a signing bonus paid to Mr. McConnell upon joining Akamai.

2013 Grants of Plan-Based Awards

The following table sets forth information with respect to grants of plan-based awards to our Named Executive Officers during the year ended December 31, 2013. All equity awards were issued under the Akamai Technologies, Inc. 2009 Stock Incentive Plan.

Name/Award (a)	Grant Date (b)	Date of Approval of Grant if Different from Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Options Awards (2) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Dr. Leighton
Performance-Based RSUs (3)	2/8/13	1/16/13	—	—	—	52,936	105,872	211,744	—	—	—	3,749,986
Time-Vesting RSUs	2/8/13	1/16/13	—	—	—	—	—	—	63,523	—	—	2,249,985
Stock Options	2/8/13	1/16/13	—	—	—	—	—	—	—	110,282	35.42	1,492,579
Cash Incentive Plan (4)	1/16/13	—	—	1	2	—	—	—	—	—	—	—

Mr. Benson
Performance-Based RSUs (3)	2/8/13	1/16/13	—	—	—	11,293	22,586	45,172	—	—	—	799,996
Time-Vesting RSUs	2/8/13	1/16/13	—	—	—	—	—	—	13,551	—	—	479,976
Stock Options	2/8/13	1/16/13	—	—	—	—	—	—	—	23,526	35.42	318,406
Cash Incentive Plan (4)	1/16/13	—	—	294,548	530,187	—	—	—	—	—	—	—

Ms. Haratunian
Performance-Based RSUs (3)	2/8/13	1/16/13	—	—	—	7,058	14,116	28,232	—	—	—	499,989
Time-Vesting RSUs	2/8/13	1/16/13	—	—	—	—	—	—	8,469	—	—	299,972
Stock Options	2/8/13	1/16/13	—	—	—	—	—	—	—	14,704	35.42	199,007
Cash Incentive Plan (4)	1/16/13	—	—	259,475	467,055	—	—	—	—	—	—	—

Mr. Hughes
Performance-Based RSUs (3)	2/8/13	1/16/13	—	—	—	21,174	42,348	84,696	—	—	—	1,499,966
Time-Vesting RSUs	2/8/13	1/16/13	—	—	—	—	—	—	25,409	—	—	899,987
Stock Options	2/8/13	1/16/13	—	—	—	—	—	—	—	44,112	35.42	597,021
Cash Incentive Plan (4)	1/16/13	—	—	499,054	898,297	—	—	—	—	—	—	—

Mr. McConnell
Performance-Based RSUs (3)	2/8/13	1/16/13	—	—	—	21,174	42,348	84,696	—	—	—	1,499,966
Time-Vesting RSUs	2/8/13	1/16/13	—	—	—	—	—	—	25,409	—	—	899,987
Stock Options	2/8/13	1/16/13	—	—	—	—	—	—	—	44,112	35.42	597,021
Cash Incentive Plan (4)	1/16/13	—	—	499,031	898,256	—	—	—	—	—	—	—

(1)	Equity awards were approved by the Compensation Committee on January 16, 2013, but the grants were not effective nor priced until February 8, 2013, the second business day following the release of our 2012 earnings results. Options and time-vesting equity awards vest in three equal annual installments over a three-year period.
(2)	Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity awards granted to the Named Executive Officer during 2013 and assumes target level of achievement for performance-based awards. The assumptions we use in calculating these amounts are discussed in Note 13 of the notes to our consolidated financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K, which accompanies this Proxy Statement, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.
(3)	Consists of Performance-Based RSUs eligible for vesting in 2015 and 2016. Grant date fair value is calculated based on number of shares issuable at target achievement level.
(4)	Consists of performance-based cash incentive plan bonus awards. Actual amounts awarded are set forth in the Summary Compensation Table above.

Outstanding Equity Awards at December 31, 2013

The following table sets forth information with respect to outstanding equity incentive awards held by our Named Executive Officers as of December 31, 2013:

	Option Awards					Stock Awards
Name/Award (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Award Grant Date (1)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock that Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2) (h)
Dr. Leighton
Stock Options	—	110,282	2/8/2013	35.42	2/8/2020	—	—
2013 Time-Vesting RSUs (3)	—	—	2/8/2013	—	—	63,523	2,997,015
2013 Performance-Based RSUs (4)	—	—	2/8/2013	—	—	126,411	5,964,071

Mr. Benson
Stock Options	—	13,964	2/10/2012	38.43	2/10/2019	—	—
Stock Options	—	23,526	2/8/2013	35.42	2/8/2020	—	—
2011 Time-Vesting RSUs (3)	—	—	2/16/2011	—	—	881	41,566
2011 Performance-Based RSUs (4)	—	—	2/16/2011	—	—	—	—
2011 Retention RSUs (5)	—	—	9/2/2011	—	—	8,580	404,804
2012 Time-Vesting RSUs (3)	—	—	2/6/2012	—	—	12,487	589,137
2012 Performance-Based RSUs (4)	—	—	2/6/2012	—	—	14,748	695,811
2013 Time-Vesting RSUs (3)	—	—	2/8/2013	—	—	13,551	639,336
2013 Performance-Based RSUs (4)	—	—	2/8/2013	—	—	26,967	1,272,303

Ms. Haratunian
Stock Options	11,607	—	1/25/2005	12.26	1/24/2015	—	—
Stock Options	25,000	—	7/21/2005	14.46	7/21/2015	—	—
Stock Options	35,000	—	2/15/2006	25.77	2/15/2016	—	—
Stock Options	9,000	—	2/9/2007	56.16	2/9/2014	—	—
Stock Options	12,500	—	1/29/2008	32.33	2/8/2018	—	—
Stock Options	19,004	—	2/6/2009	17.41	2/6/2016	—	—
Stock Options	12,354	824	2/5/2010	25.32	2/5/2017	—	—
Stock Options	6,149	2,795	2/11/2011	41.43	2/11/2018	—	—
Stock Options	4,049	8,099	2/10/2012	38.43	2/10/2019	—	—
Stock Options	—	14,704	2/8/2013	35.42	2/8/2020	—	—
2011 Time-Vesting RSUs (3)	—	—	1/19/2011	—	—	971	45,812
2011 Performance-Based RSUs (4)	—	—	1/19/2011	—	—	—	—
2012 Time-Vesting RSUs (3)	—	—	1/19/2012	—	—	7,393	348,802
2012 Performance-Based RSUs (4)	—	—	1/19/2012	—	—	8,731	411,929
2013 Time-Vesting RSUs (3)	—	—	2/8/2013	—	—	8,469	399,567
2013 Performance-Based RSUs (4)	—	—	2/8/2013	—	—	16,854	795,172

Mr. Hughes
Stock Options	13,500	—	2/9/2007	56.16	2/9/2014	—	—
Stock Options	5,814	2,907	2/5/2010	25.32	2/5/2017	—	—
Stock Options	20,292	9,224	2/11/2011	41.43	2/11/2018	—	—
Stock Options	13,963	27,927	2/10/2012	38.43	2/10/2019	—	—
Stock Options	—	44,112	2/8/2013	35.42	2/8/2020	—	—
2011 Time-Vesting RSUs (3)	—	—	1/19/2011	—	—	3,204	151,165
2011 Performance-Based RSUs (4)	—	—	1/19/2011	—	—	—	—
2012 Time-Vesting RSUs (3)	—	—	1/19/2012	—	—	25,492	1,202,713
2012 Performance-Based RSUs (4)	—	—	1/19/2012	—	—	30,110	1,420,590
2013 Time-Vesting RSUs (3)	—	—	2/8/2013	—	—	25,409	1,198,797
2013 Performance-Based RSUs (4)	—	—	2/8/2013	—	—	50,563	2,385,562

	Option Awards					Stock Awards
Name/Award (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Award Grant Date (1)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock that Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2) (h)
Mr. McConnell
Stock Options	23,232	48,232	11/1/2011	26.64	11/1/2018	—	—
Stock Options	—	5,586	2/10/2012	38.43	2/10/2019	—	—
Stock Options	—	44,112	2/8/2013	35.42	2/8/2020
2011 New Hire RSUs (6)	—	—	11/1/2011	—	—	37,538	1,771,043
2012 Time-Vesting RSUs (3)	—	—	1/19/2012	—	—	5,099	240,571
2012 Performance-Based RSUs (4)	—	—	1/19/2012	—	—	6,021	284,071
2013 Time-Vesting RSUs (3)	—	—	2/8/2013	—	—	25,409	1,198,797
2013 Performance-Based RSUs (4)	—	—	2/8/2013	—	—	50,563	2,385,562

(1)	Unless otherwise noted, stock options granted prior to January 1, 2012 vest over four years with 25% vesting on the first anniversary of the date of grant and the remainder vesting in equal quarterly installments of 6.25% thereafter; stock options granted after January 1, 2012 vest over three years with 1/3 vesting on the first, second and third anniversaries of the date of grant.
(2)	Based on the $47.18 closing sale price of our common stock on December 31, 2013 as reported by the NASDAQ Global Select Market.
(3)	Consists of time-vesting equity awards that vest in three equal annual installments on the first, second and third anniversaries of the date of grant.
(4)	Consists of Performance-based RSUs and reflects the number of shares earned based on performance against target. Performance-based RSUs granted in 2011 were eligible for vesting in 2014 following determination of our financial results from fiscal years 2011, 2012 and 2013; none of such awards vested because we failed to achieve our cumulative 2011-2012-2013 revenue and normalized earnings per share targets of $4,448 million and $6.08 per share, respectively. Performance-based RSUs issued in 2012 and 2013 vest in two equal installments on the second and third anniversaries of the date of grant to the extent earned.
(5)	Consists of time-vesting RSUs that vest as follows: 33% of the original number of RSUs on the second anniversary of the grant date and 16.75% at the end of each three-month period following such second anniversary date.
(6)	Consists of time-vesting RSUs that vest over four years with 25% vesting on the first anniversary of the date of grant and the remainder vesting in equal quarterly installments of 6.25% thereafter.

2013 Option Exercises and Stock Vested

The following table sets forth the number of shares acquired upon exercise of stock options by our Named Executive Officers in 2013 and the value realized upon exercise as well as the value realized upon vesting of RSU awards in 2013.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (1) (c)	Number of Shares Acquired on Vesting (#) (2) (d)	Value Realized on Vesting ($) (3) (e)
Dr. Leighton	—	$—	—	$—
Mr. Benson	24,169	503,965	25,349	1,061,479
Ms. Haratunian	84,703	2,238,272	23,934	1,010,887
Mr. Hughes	216,527	4,386,653	90,184	3,832,974
Mr. McConnell	17,792	299,911	21,317	930,352

(1)	Represents the amount realized from all option exercises during 2013 calculated based on the spread between (a) the exercise price and (b) either (i) the sales price where a same day sale was made or (ii) the closing sale price where no such sale was made.
(2)	Consists of RSUs vesting during 2013.
(3)	Calculated by multiplying the number of shares vested by the fair market value of one share of our common stock on the vesting date used to calculate taxable compensation to the executive.

Post-Employment Compensation and Other Employment Agreements

Severance Arrangements. Each of our Named Executive Officers, other than Dr. Leighton, is a participant in the Executive Severance Pay Plan, which we refer to herein as the Severance Plan. Under the Severance Plan, participants who are terminated for any reason other than “cause” (as defined in the Severance Plan) and have signed a separation and release agreement acceptable to Akamai are entitled to:

•	a lump sum payment equal to one year of the participant’s then-current base salary;

•

a lump sum payment equal to the annual incentive bonus at target that would have been payable to the executive under Akamai’s then-current cash incentive plan, if any, in the year of the executive’s termination had both Akamai and the executive achieved the target bonus objectives set forth in such executive’s bonus plan during such year; and

•	reimbursement of up to 12 times the monthly premium for continued health and dental insurance coverage.

Executive Equity and Change in Control Agreements. As of December 31, 2013, each of our Named Executive Officers had entered into stock option grant agreements, change in control agreements (except in the case of Dr. Leighton) and RSU grant agreements that provide for acceleration of all or a portion of equity awards held by such executives upon a change in control of Akamai. Under the terms of the change in control agreements, in the event of a termination without cause, or a resignation for “good reason” (as defined in the agreement) within one year following a change in control of Akamai, such executives will receive full acceleration of stock options so that such stock options become 100% vested; full acceleration of time-vesting RSUs; a lump sum payment equal to one year of the executive’s then-current base salary; a lump sum payment equal to the annual incentive bonus at target that would have been payable to the executive under our cash incentive plan in effect immediately before the change in control event; and reimbursement for up to 12 months of health and dental insurance coverage. Under the terms of agreement governing time-vesting RSUs and stock options granted prior to July 2012, upon the occurrence of a change in control, a number of RSUs and options shall vest equal to the number that would be vested had the original grant date been one year earlier. Under the terms of the agreements governing the performance-based RSUs granted in 2011, upon a change in control, vesting shall accelerate for between 0% and 100% of outstanding performance-based RSUs depending on the date on which the change in control occurs and an extrapolation of Akamai’s historical performance against relevant performance metrics as of such date. Under the terms of the agreements governing the performance-based RSUs granted in 2012, upon a change in control or death or disability after December 31, 2012, vesting shall accelerate for the number of unvested performance-based RSUs that have been earned. Under the terms of the agreements governing the performance-based RSUs granted in 2013, upon a change in control, vesting shall accelerate at the target level of unvested performance-based RSUs that could be earned pro rated based on the date on which the change in control occurs. See “Potential Payments Upon Termination or Change in Control” below for a description of the benefits payable to our Named Executive Officers upon a change in control of Akamai. Under the terms of time-vesting RSUs granted in 2012 and 2013, such RSUs vest in full upon the death or permanent disability of the executive.

Dr. Leighton’s Employment Offer Letter Agreement. In February 2013, we entered into a letter agreement with Dr. Leighton in connection with him becoming our Chief Executive Officer. The agreement provides that, in addition to his annual salary, Dr. Leighton is eligible to receive an incentive bonus in any year that Akamai enters into a bonus plan for its senior executive team. Either Akamai or Dr. Leighton may terminate the agreement upon 30 days’ advance written notice to the other party; provided however, that in the event Dr. Leighton is terminated for “cause” (as defined in the letter agreement), Akamai may elect to pay Dr. Leighton an amount equal to 30 days of his then-current salary in lieu of providing him 30 days’ notice of the termination of his employment. If Dr. Leighton is terminated without cause or terminates his employment for “good reason” (as defined in the letter agreement) following a “change in control” (as defined in the letter agreement) of Akamai, he shall be entitled to:

•	accelerated vesting of any options and any time-vesting RSUs held by him;

•	pro rata vesting at target of performance-based RSUs held by him;

•	a lump sum cash payment equal to one year of his then-current base salary; and

•	a lump sum cash payment equal to one year of his then-applicable annual incentive bonus at target.

If, outside of the change in control context, Dr. Leighton’s employment is involuntarily terminated for any reason other than cause or if he dies or becomes disabled, he shall be entitled to a lump sum cash payment equal to:

•	a lump sum cash payment equal to one year of his then-current base salary;

•	a lump sum cash payment equal to his then-applicable annual incentive bonus at target; and

•

a lump sum cash payment in an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by Akamai on his behalf in the month preceding termination of his employment.

The letter agreement also provides that unless Akamai consents otherwise on a case by case basis, to ensure the maximum efficiency of Dr. Leighton’s business travel and to ensure his security on business travel, all of his air travel on Akamai business shall be via private air transportation; however, Dr. Leighton shall pay the costs of such airfare.

Potential Payments Upon Termination or Change in Control

The chart set forth below describes the estimated benefits provided under various circumstances that trigger payments or provision of benefits under Akamai’s Severance Plan and other arrangements. Payments would not be cumulative. The value of equity incentive awards for which vesting would accelerate is calculated as if the triggering event occurred on December 31, 2013. Our closing stock price on December 31, 2013 was $47.18. In addition to the amounts listed below, each NEO is eligible to receive a lump sum payment equal to the sum of 12 times the monthly premium for continued health and dental coverage in the event of a termination without cause including following a change in control of Akamai.

Name	Triggering Event	Cash Severance Payment	Stock Option Acceleration	Acceleration of Time- Vesting RSUs	Acceleration of Performance- Based RSUs
Dr. Leighton	Voluntary Separation	—	—	—	—
	Involuntary Separation Without Cause	2	—	—	—
	Termination for Cause	—	—	—	—
	Change in Control Event	—	—	—	1,478,019
	Termination following a Change in Control*	2	1,296,916	2,997,015	—
	Death or Disability	—	—	2,997,015	—
Mr. Benson	Voluntary Separation	—	—	—	—
	Involuntary Separation Without Cause	694,548	—	—	—
	Termination for Cause	—	—	—	—
	Change in Control Event	—	61,093	888,164	1,013,042
	Termination following a Change in Control*	694,548	337,758	893,353	—
	Death or Disability	—	—	1,298,158	695,811
Ms. Haratunian	Voluntary Separation	—	—	—	—
	Involuntary Separation Without Cause	659,475	—	—	—
	Termination for Cause	—	—	—	—
	Change in Control Event	—	66,298	220,198	610,242
	Termination following a Change in Control*	659,475	211,424	573,992	—
	Death or Disability	—	—	748,369	411,929
Mr. Hughes	Voluntary Separation	—	—	—	—
	Involuntary Separation Without Cause	999,054	—	—	—
	Termination for Cause	—	—	—	—
	Change in Control Event	—	228,087	1,961,556	2,015,388
	Termination following a Change in Control*	999,054	651,551	1,787,414	—
	Death or Disability	—	—	2,401,509	1,420,590
Mr. McConnell	Voluntary Separation	—	—	—	—
	Involuntary Separation Without Cause	999,031	—	—	—
	Termination for Cause	—	—	—	—
	Change in Control Event	—	519,781	1,005,783	878,869
	Termination following a Change in Control*	999,031	1,003,260	2,204,627	—
	Death or Disability	—	—	1,439,367	284,071

*	Values associated with equity award acceleration in the event of termination following a change of control assume that acceleration provisions applicable upon the occurrence of a change in control event have already been triggered.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table reflects the number of shares of our common stock that, as of December 31, 2013, were outstanding and available for issuance under compensation plans that have previously been approved by our stockholders as well as compensation plans that have not previously been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (1) (c)
Equity Compensation Plans Approved by Security Holders (2)(3)	8,964,201	$31.80	13,076,986
Equity Compensation Plans not Approved by Security Holders (4)	456,595	$3.93	285,843

Total	9,420,796	$30.96	13,362,829

(1)	Includes 1,500,000 shares available for future issuance under our 1999 Employee Stock Purchase Plan. At our 2002 Annual Meeting of Stockholders, our stockholders approved an evergreen provision for the 1999 Employee Stock Purchase Plan pursuant to which the number of shares available for issuance automatically increases to up to 1,500,000 shares each June 1 and December 1, subject to an aggregate cap of 20,000,000 shares.
(2)	Consists of stock options and other equity rights, such as DSUs and RSUs, issuable under the Akamai Technologies, Inc. Second Amended and Restated 1998 Stock Incentive Plan, which we refer to herein as the 1998 Plan, the Akamai Technologies, Inc. Amended and Restated 1999 Employee Stock Purchase Plan, as amended, which we refer to herein as the 1999 Employee Stock Purchase Plan, the Akamai Technologies, Inc. 2006 Stock Incentive Plan, the Akamai Technologies, Inc. 2009 Stock Incentive Plan, which we refer to herein as the 2009 Stock Incentive Plan and the Akamai Technologies, Inc. 2013 Stock Incentive Plan, which we refer to as the 2013 Plan. The 1998 Plan expired in 2008 and the Akamai Technologies, Inc. 2001 Stock Incentive Plan, which we refer to as the 2001 Stock Incentive Plan expired in 2011; therefore, no additional shares are available for issuance under such plans. The Board of Directors has determined that no additional shares may be issued under the 2006 Stock Incentive Plan or the 2009 Stock Incentive Plan.
(3)	Excludes RSUs issuable for, and stock options to purchase up to, 27,970 shares of our common stock. Such stock options, having a weighted average exercise price of $4.13 per share, and RSUs were issued pursuant to stock option plans assumed in connection with our acquisitions of InterVU, Inc., Network24 Communications, Inc., Speedera Networks, Inc., Nine Systems Corporation, Netli, Inc., Red Swoosh Inc., the parent company of aCerno, Inc., and Blaze Software, Inc. No future equity awards may be issued under these plans.
(4)	Consists of stock options issuable under the Akamai Technologies, Inc. 2001 Stock Incentive Plan and the Cotendo Inc. Amended and Restated 2008 Stock Plan, which we refer to as the Cotendo Plan.

The following is a brief description of the material features of the equity compensation plan reflected in the chart above that was not approved by our stockholders:

Our 2001 Stock Incentive Plan allows for a total of 5,000,000 shares of our common stock, subject to adjustment in the event of a stock split or similar event, to be issued to our consultants, advisors and employees, including individuals who have accepted offers for employment with us; however, the 2001 Stock Incentive Plan excludes from participation all directors and all officers within the meaning of Section 16 of the Exchange Act and related rules. The 2001 Stock Incentive Plan provides for the granting of non-statutory stock options, restricted stock awards and other stock-based awards. A copy of the 2001 Stock Incentive Plan was filed with the Commission as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

In connection with our acquisition of Cotendo, Inc., we assumed unvested stock options issued by Cotendo under the Cotendo Plan on an as-converted basis of which 95,990 shares were outstanding at December 31, 2013. Each assumed option continues to have the same terms and conditions in effect prior to the acquisition, except that the number of shares received upon exercise of such assumed options and the exercise price thereof were in adjusted in accordance with the transaction terms. RSUs from the Cotendo Plan representing 294,854 shares of Akamai common stock were granted to employees of Cotendo following the acquisition closing date in satisfaction of the terms of the merger agreement and to induce continued employment following the merger.

The Cotendo Plan allows for a total of 1,100,000 shares of our common stock subject to adjustment in the event of a stock split or similar event, to be issued to our former employees of Cotendo who are not Akamai directors or officers within the meaning of Section 16 of the Exchange Act and related rules. The Cotendo Plan provides for the granting of stock options, restricted stock and RSUs. A copy of the Cotendo Plan was included as an exhibit to our Registration Statement on Form S-8 filed with the Commission on March 14, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, which we refer to herein as Section 16(a), requires our officers and directors, and holders of more than ten percent of a registered class of our equity securities, which we refer to herein collectively as reporting persons, to file reports of ownership and changes in ownership of such securities with the Commission. Reporting persons are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of reports filed by reporting persons or written representations from such persons pursuant to Item 405 of Regulation S-K under the Exchange Act, we believe that during 2013, all filings required to be made by the reporting persons pursuant to Section 16(a) with respect to Akamai securities were made in accordance with Section 16(a), except that (a) Dr. Leighton failed to report the following transaction that occurred on August 5, 2013 until September 11, 2013: the distribution of 76,893 shares of our common stock in a single transaction from the F. Thomson Leighton 2008 Qualified Annuity Trust dtd 5/28/08 to the F. Thomson Leighton and Bonnie Leighton Revocable Trust for no consideration; Dr. Leighton is a trustee of each of such trust; and (b) the sale of 14,200 shares of our common stock by Robert Blumofe on December 5, 2013 was not reported until December 11, 2013.

PART FIVE

MATTERS TO BE VOTED UPON AT THE ANNUAL MEETING

*    *    *

ITEM ONE

ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will vote to elect the four nominees named in this Proxy Statement as Class III directors. Each of the Class III directors elected at the Annual Meeting will hold office until the 2017 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. Based on the recommendation of the N&G Committee, the Board of Directors has nominated Monte Ford, Frederic Salerno, Steven Scopellite and Bernardus Verwaayen to serve as Class III directors for a term expiring at the 2017 Annual Meeting of Stockholders. The persons named in the enclosed proxy will vote to elect Messrs. Ford, Salerno, Scopellite and Verwaayen unless a stockholder indicates that the shares should be voted against one or more of such nominees.

In the event that any nominee for Class III director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unavailable or will decline to serve.

Board of Directors Recommendation

Our Board of Directors believes that approval of the election of Monte Ford, Frederic Salerno, Steven Scopellite and Bernardus Verwaayen to serve as Class III directors is in the best interests of Akamai and our stockholders and, therefore, recommends that the stockholders vote FOR each of these nominees.

ITEM TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with Commission rules. Our Board of Directors has adopted a policy of providing annual advisory votes on executive compensation.

Akamai has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of our executives. The goal of our executive compensation program is to attract, retain and reward talented and hard-working individuals in a highly competitive business environment. Our annual and long-term incentive compensation strategy is performance-oriented and is designed to link our strategic business objectives, specific financial performance objectives and the enhancement of stockholder returns with the compensation of our executives, including our Named Executive Officers. Please refer to the CD&A section of this Proxy Statement for an overview of the compensation of our Named Executive Officers.

We are asking for stockholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with Commission rules, which disclosures include the disclosures under “Executive Compensation Matters—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Proxy Statement.

This vote is advisory and therefore not binding on Akamai, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of Akamai stockholders and will consider those stockholders’ concerns when making future compensation decisions for our Named Executive Officers, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. You may vote for or against or abstain from voting on this matter.

Board of Directors Recommendation

Our Board of Directors recommends that you vote FOR the approval of our 2013 executive compensation.

ITEM THREE

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Upon the recommendation of the Audit Committee, which conducted an annual review of the firm’s performance, our Board of Directors has selected PricewaterhouseCoopers LLP, independent auditors, which we sometimes refer to as PwC, to audit our financial statements for the year ending December 31, 2014. PwC has audited our financial statements for each fiscal year since our incorporation. Although stockholder approval of the selection of PwC is not required by law, our Board of Directors believes that it is advisable to give stockholders the opportunity to ratify this selection. The affirmative vote of holders of a majority of the shares of our common stock represented at the Annual Meeting is necessary to ratify the appointment of PwC as our registered independent accounting firm. In the event stockholders do not ratify the selection of PwC as our independent auditors, the Audit Committee will reconsider its selection. Representatives of PwC are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The following table summarizes the fees we incurred for professional services provided by PwC for each of the last two fiscal years for audit, audit-related, tax and other services (in thousands):

Fee Category	2013	2012
Audit Fees (1)	$2,661	$2,458
Audit-Related Fees (2)	410	268
Tax (3)	137	219
All Other Fees (4)	324	535

Total Fees	$3,532	$3,480

(1)	Audit fees consist of fees for the audit of our financial statements and internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to financial due diligence with respect to potential acquisitions and consultations concerning financial accounting and reporting standards.
(3)	Tax fees consist of fees primarily related to acquisition-related advisory services.
(4)	All other fees primarily include advisory fees incurred related to a product development project and license fees for an accounting research tool.

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. This policy generally provides that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below. The Audit Committee may delegate pre-approval authority to one or more of its members but not to our management. Any such pre-approval by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Services can be approved in two ways: specific pre-approval or general pre-approval. Specific pre-approval represents the Audit Committee’s consent for the independent auditor to perform a specific project, set of services or transaction for us. General pre-approval represents the Audit Committee’s consent for the independent auditor to perform certain categories of services for us. If a particular service or project falls into a category that has been generally pre-approved by the Audit Committee within the preceding 12 months, specific pre-approval of that service or project need not be obtained. Any proposed services exceeding cost levels generally pre-approved by the Audit Committee will require specific pre-approval. From time to time, the Audit Committee may revise the list of services for which general pre-approval is granted. During 2013, 100% of the services provided by PwC were pre-approved by the Audit Committee.

PwC has provided tax services, as described in the Public Company Accounting Oversight Board Rule 3523, “Tax Services for Persons in Financial Reporting Oversight Roles,” to George H. Conrades, our Chairman of the Board of Directors, and F. Thomson Leighton, currently our Chief Executive Officer and a director. PwC has provided such services to Mr. Conrades since 1999. PwC provided such services to Dr. Leighton between 2002 and 2012 but ceased to do so upon his becoming our Chief Executive Officer on January 1, 2013. PwC and Akamai have determined that the provision of such services to Mr. Conrades does not impact PwC’s independence because he is not in a financial reporting oversight role solely because he served as a member of our Board of Directors; he is not otherwise responsible for our financial reporting oversight. The same assessment applied to the provision of services to Dr. Leighton during the period before his becoming our Chief Executive Officer. Akamai did not pay for these tax services on behalf of Messrs. Conrades or Leighton.

Board of Directors Recommendation

Our Board of Directors believes that ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2014 is in the best interests of Akamai and our stockholders and, therefore, recommends that the stockholders vote FOR this proposal.

ITEM FOUR

STOCKHOLDER PROPOSAL ON THE REPEAL OF OUR CLASSIFIED BOARD OF DIRECTORS

In accordance with Commission rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting.

The Illinois State Board of Investment, or ISBI, with an address at 180 North LaSalle Street, Suite 2015, Chicago, Illinois, 60601, which states that it held at least $2,000 in market value of our common stock for more than one year prior to submission of the proposal, has notified us of its intent to present the following proposal at the Annual Meeting.

RESOLVED, that shareholders of Akamai Technologies, Inc. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2015 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2015 from completing the term for which such director was elected.

SUPPORTING STATEMENT FROM ISBI

This resolution was submitted by the Illinois State Board of Investment. The Shareholder Rights Project served as the proponent’s representative and advisor in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

A management proposal to amend the company’s certificate of incorporation to implement annual elections put forward by the company in 2013 received 96% of the votes cast. However, 23.82% of the outstanding shares did not vote and the proposal did not reach the high supermajority requirement of 75% of outstanding shares. If a management declassification proposal were brought to a vote at a future annual meeting with a higher shareholder turnout, the proposal could pass.

According to data from FactSet Research Systems, during the period January 1, 2012 to June 30, 2013:

•	More than 90 S&P 500 companies brought management proposals to declassify their boards to a vote at annual meetings;

•	More than 50 precatory declassification proposals passed at annual meetings of S&P 500 companies; and

•	The average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies exceeded 75%.

The significant shareholder support for declassification proposals is consistent with empirical studies reporting that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005 confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Although one study (Bates, Becher and Lemmon, 2008) reports that classified boards are associated with higher takeover premiums, this study also reports that classified boards are associated with a lower likelihood of an acquisition and that classified boards are associated with lower firm valuation.

Please vote for this proposal to make directors more accountable to shareholders.

BOARD STATEMENT ON THE STOCKHOLDER PROPOSAL ON THE REPEAL OF OUR CLASSIFIED BOARD OF DIRECTORS

In 2013, we presented three inter-related binding proposals to repeal our classified Board; however, each of the proposals failed to receive enough votes to pass and was defeated.

Although the proponent of the shareholder proposal above presents several arguments in support of its position, others have argued that a classified board is beneficial because it, among other things:

•

Encourages directors to look to the long-term best interest of a company and its stockholders by strengthening the independence of non-employee directors against the often short-term focus of special interests

•	Allows for stability and continuity on the Board, providing institutional perspective both to management and other directors

•

Reduces vulnerability to hostile and potentially abusive takeover tactics, by encouraging persons seeking control of a company to negotiate with the Board and thereby better positioning the Board to negotiate effectively on behalf of all stockholders

Rather than reintroduce proposals that failed just last year, the Board views the advisory vote on the shareholder proposal above as an opportunity for our investors to indicate, based on their judgment, whether there is sufficient support to pass a proposal on the matter. Accordingly, the Board makes no recommendation regarding how shareholders should vote on this shareholder proposal.

PART SIX

OTHER MATTERS

Our Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our Board of Directors, officers and employees, without additional remuneration, may solicit proxies by telephone, telegraph, electronic mail and personal interviews. Brokers, banks and other nominees will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

We have retained Georgeson Inc., a proxy solicitation firm, or Georgeson, to assist us with the distribution of proxy materials and vote solicitation. We will pay Georgeson approximately $12,000 for its services plus out-of-pocket expenses. We may ask Georgeson to solicit proxies on our behalf by telephone for a fee of $6.00 per completed phone call. Georgeson may solicit proxies by personal interview, mail and telephone.

Deadline for Submission of Stockholder Proposals for the 2015 Annual Meeting

Proposals of stockholders intended to be presented at the 2015 Annual Meeting of Stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act, must be received by us no later than December 4, 2014 in order to be included in the proxy statement and form of proxy relating to that meeting.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other business that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must be delivered by the stockholder and received by the Secretary at the principal executive offices of Akamai (i) no earlier than 90 days before and no later than 70 days before the first anniversary of the date of the preceding year’s annual meeting, or (ii) if the date of the annual meeting is advanced by more than 20 days or delayed by more than 70 days from the first anniversary date, (a) no earlier than 90 days before the annual meeting and (b) no later than 70 days before the annual meeting or ten days after the day notice of the annual meeting was mailed or publicly disclosed, whichever occurs first. Assuming the date of our 2015 Annual Meeting is not so advanced or delayed, stockholders who do wish to make a proposal at the 2015 Annual Meeting (other than one to be included in our proxy statement) should notify us no earlier than February 13, 2015 and no later than March 5, 2015.

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

By order of the Board of Directors,

/s/ MELANIE HARATUNIAN

MELANIE HARATUNIAN Executive Vice President, General Counsel and Secretary
April 3, 2014

APPENDIX A

PROXY CARD

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 14, 2014.
Vote by Internet
•Go to www.envisionreports.com/AKAM
•Or scan the QR code with your smartphone
•Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the director nominees and FOR Proposals 2 and 3, and makes no recommendation on Proposal 4.

+
1. Election of Class III Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Monte Ford	☐	☐	☐	02 - Frederic Salermo	☐	☐	☐	03 - Steven Scopellite	☐	☐	☐

04 - Bemardus Verwaayen	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To approve, on an advisory basis, our executive officer compensation.	☐	☐	☐	4. To vote on a non-binding shareholder proposal to repeal our classified board of directors, if properly presented at the meeting.	☐	☐	☐

3. To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2014.	☐	☐	☐	To transact such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — AKAMAI TECHNOLOGIES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

Annual Meeting of Stockholders - May 14, 2014

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) George Conrades, F. Thomson Leighton and Melanie Haratunian, or each of them with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2014 Annual Meeting of Stockholders of Akamai Technologies, Inc. (the “Meeting”) and any adjournment or postponement thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting.

This Proxy when properly executed will be voted in the manner directed by the stockholder(s) signing the reverse side and in the discretion of the proxies upon any other matters that properly come before the Meeting. If no other indication is made, the proxies shall vote “FOR” each of the director nominees, “FOR” Proposals 2 and 3 and “ABSTAIN” on Proposal 4.

PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE

SEE REVERSE SIDE		SEE REVERSE SIDE
CONTINUED AND TO BE SIGNED ON REVERSE SIDE